Filed Pursuant to Rule 424(b)(3)

Registration No. 333-148858

PROSPECTUS

Surfect Holdings, Inc.

2,764,507 Shares of Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to  2,764,507 shares of our common stock, par value $0.0001 per share, which includes (i) 425,728 shares issued to investors in a private placement (ii) 1,961,573 shares issuable upon the exercise of warrants with an exercise price of $0.05 per share,  (iii) 15,515 shares issuable upon exercise of a warrant with an exercise price of $0.0001 per share, (iv)  341,692 shares issued to promissory note holders, and (v) 19,999 shares issued to consultants for services provided to us. All of such shares of common stock are being offered for resale by the selling stockholders.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash by the selling stockholders.

We will bear all costs relating to the registration of the common stock, other than any selling stockholders’ legal or accounting costs or commissions.

Our common stock is quoted on the regulated quotation service of the Over-the-Counter Bulletin Board under the symbol “SUFH.OB”. The last reported sale price of our common stock as reported by the Over-the-Counter Bulletin Board on September 22, 2008, was $0.03 per share.

Investing In Our Common Stock Involves A High Degree Of Risk. You Should Read This Entire Prospectus Carefully, Including The Section Entitled “Risk Factors” Beginning On Page 3 For A Discussion Of Certain Risk Factors That You Should Consider Before Buying Shares Of Our Common Stock.

You should rely only on the information contained in this prospectus or any prospectus supplement we may file after the date of this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus or any supplement is accurate as of the date on the front cover of this prospectus or any supplement only, regardless of the time of delivery of this prospectus or any supplement or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 22, 2008

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus but may not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements, related notes and the other more detailed information appearing elsewhere in this prospectus before making an investment decision.

Unless otherwise indicated, all references to “we,” “us” and “our” and similar terms, as well as references to the “Registrant” in this prospectus refer, to Surfect Holdings, Inc. and its wholly-owned subsidiary, Surfect Technologies, Inc. and not to the selling stockholders.

Overview

We are an early stage developer of automated electroplating tools for the semiconductor assembly and solar industries. Our tools are designed to deposit conductive metals on wafers through a proprietary electroplating process. A wafer is a thin slice of semiconducting material, such as a silicon crystal, upon which microcircuits are constructed through the deposition of various materials.

Corporate history

We were originally incorporated on November 8, 2001 as a Nevada corporation under the name Windy Creek Developments, Inc., and subsequently reincorporated in Delaware on September 14, 2006. Surfect Technologies, Inc., our wholly-owned operating subsidiary, was incorporated on December 26, 2000. On September 27, 2006, Surfect Technologies merged with our wholly-owned subsidiary resulting in Surfect Technologies being 100% owned by us. We did not have any operations before the merger. After the merger, we changed our name to Surfect Holdings, Inc. and succeeded to the business of Surfect Technologies as our sole line of business.

Our principal executive offices are located at 1800 West Broadway Road, Tempe, Arizona 85282 and our telephone number is (480) 968-2897.

The Offering

Common stock offered by the selling stockholders

2,764,507 shares, consisting of 425,728 shares and 1,977,088 shares issuable upon the exercise of outstanding warrants issued in connection with a private placement, and 341,692 shares issued to note holders and 19,999 shares issued to consultants.

Offering price	Market price or privately negotiated prices.

Common stock outstanding after this offering (1)	152,333,309

Use of proceeds

We will not receive any proceeds from the sale of the shares of common stock but may receive proceeds from the exercise of the warrants if the warrants are exercised for cash, which proceeds will be used for working capital purposes.

Risk factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page 3 and the other information contained in this prospectus before making an investment decision regarding our common stock.

(1) The number of outstanding shares after the offering is based upon shares outstanding as of September 2, 2008 and does not include (i) 177,356,476 shares issuable upon the exercise of outstanding warrants (ii) up to 1,500,000 shares reserved for issuance under our 2006 Stock Plan, and (iii) up to 58,000,000 shares reserved for issuance under our 2008 Equity Incentive Plan.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis or Plan of Operation” and our audited and unaudited financial statements, appearing elsewhere in this prospectus.

  Statement of Operations Data:

	Six Months Ended June 30,
	2008	2007
Sales	$––	$––
Gross profit	$––	$––
Net loss	$2,315,552	$2,216,461
Net loss per share – basic and diluted	$0.02	$0.15

Balance Sheet Data:

	As of June 30, 2008	As of December 31, 2007

Cash and cash equivalents	$168,912	$12,373
Inventory	$382,211	$373,366
Working capital	$225,727	$(301,761)
Total assets	$1,202,780	$1,890,592

Total current liabilities	$413,017	$1,573,623
Accumulated deficit	$(14,830,357)	$(12,514,805)
Total shareholders’ equity	$1,202,780	$314,497

RISK FACTORS

Investing in our common stock is very speculative and involves a high degree of risk. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. You should carefully consider the risks described below and the other information included in this prospectus, including our financial statements and related notes. Our business, financial condition and results of operations could be harmed by any of the following risks or others that we do not summarize. If any of the events or circumstances described below were to occur, our business, financial condition and results of operations could be materially adversely affected. As a result, the trading price of our common stock could decline, and investors could lose part or all of their investment.

Risks Related to Our Company and Business

Our ability to continue as a going concern is in substantial doubt absent obtaining adequate new debt or equity financing and achieving sufficient sales levels.

Our auditors have included an “uncertainty paragraph” in their audit report on our financial statements for the period ended December 31, 2007 regarding our ability to continue as a going concern. Our ability to continue as a going concern is subject to our ability to realize a profit and/or obtain funding from outside sources. Our plan to address our ability to continue as a going concern, includes obtaining additional funding from the sale of securities and establishing revenue by commercializing one or more products. Although we believe that we will be able to obtain the necessary funding to allow us to remain a going concern through these methods, there can be no assurances that such methods will prove successful.

Because of our limited operating history and business risks associated with our company, we will require significant additional funding which we may have difficulty raising.

We have limited working capital and are seeking to raise up to $7,000,000. We recently raised $1,520,000. We currently do not generate any revenues. We do not expect any sales in 2008. We have expended substantial funds in research and development as well as administrative efforts and will continue to expend substantial funds in manufacturing, research and development and for general operations. We will require substantial additional funds to gear up operations if and when our products are accepted into the market, and to provide for the marketing and distribution of our products. Additional funds may not be available on acceptable terms, if at all. If adequate funds are unavailable or are not available on terms deemed acceptable by management, we may have to delay, reduce the scope of or eliminate one or more of our research or development programs or product or marketing efforts. Our long term capital requirements are expected to depend on many factors, including:

•	the number of potential products and technologies in development;

•	continued progress and cost of our research and development programs;

•	costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	costs of developing sales, marketing and distribution channels and our ability to sell our products;

•	competing technological and market developments;

•	market acceptance of our products; and

•	costs for recruiting and retaining management, employees, and consultants.

We may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding. We may seek to raise additional funds through the exercise of warrants, equity or debt financings, collaborative arrangements with corporate partners, or other sources. Any equity financing may be dilutive to existing stockholders and debt financing, if available, may involve restrictive covenants that would limit how we conduct our business or finance our operations, or otherwise have a material effect on our current or future business prospects. In addition, in the event that additional funds are obtained through arrangements with collaborative partners or other sources, we may have to relinquish economic and/or proprietary rights to some of our technologies or products under development that we would otherwise seek to develop or commercialize by ourselves. If adequate funds are not available, we may be required to significantly reduce, refocus, or delay our development efforts with our technology and products.

Because our products are highly specialized and it is difficult to estimate the size of the available market for our products, our products may not achieve market acceptance.

Our products are highly specialized and primarily have applications in high-performance semiconductor wafer bumping and solar wafer packaging applications. It is difficult to estimate with certainty the total market size for our products and there can be no assurances that our products will achieve market acceptance or generate significant revenues.

Because we are in an early stage of development and have a limited operating history, we cannot assure you that we will generate significant revenue or become profitable.

We are in the early stage of development, have had limited revenue related to our core operations and have only a limited operating history on which to base an evaluation of our business and prospects. Since inception, we have generated limited revenue from the provision of miscellaneous consulting and plating services which we have recorded in our financial statements as other income. On November 28, 2006, we recorded our first revenue from tool sales of approximately $221,000. For the fiscal year ended December 31, 2007, we experienced losses of $4.8 million on a consolidated basis and reported no revenue. As of December 31, 2007 and 2006, our accumulated deficit was approximately $12.5 million and $7.7 million, respectively. In addition, we expect to continue incurring operating losses for the foreseeable future. Our ability to generate significant revenue and achieve profitability depends on our ability to complete the development of and manufacture, market and sell our technology. We may not succeed given the technological, marketing, strategic and competitive challenges we will face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems, delays and inherent risks frequently encountered in connection with the growth of a new business, the continuing development of new technology, and the competitive environment in which we operate. Such risks include acceptance by users in an evolving and unpredictable business environment, the lack of a well developed brand identity and the difficulty of bringing our product to market on a timely basis.

Our revenue is highly dependent on the semiconductor and solar industries which are subject to fluctuations.

We anticipate that most of our revenue will be derived from semiconductor and solar companies and outsourcing merchant providers and other suppliers in the semiconductor and solar industries. We may also decide to expand beyond the semiconductor and solar cell markets to high density PCB substrate if and when such markets grow but we are currently exclusively dependent in the short term on semiconductor and solar industry fluctuations. Our revenue, if any, may increase and decrease with the level of equipment purchases and wafer bump conversion activity and is therefore subject to declines in or disruptions to purchasing or qualification buy-offs in both the semiconductor and solar industries. Our revenue may be adversely affected as product demand and customer volume requirements vary as a result of:

•	Economic downturns and recessions;

•	Global security issues, political instability, acts of terrorism, hostilities and war;

•	Seasonal customer assembly fluctuations that may be aimed at building inventory to support the increased demand during the Christmas season or for major new product launches;

•	Increased customer competitiveness reducing the number of customers and capacity requirements;

•	Inclement weather and earthquakes, which could devastate parts of Southeast Asia and could prevent access to customer locations and factories;

•	Shifts in product design that could disrupt current technology conversion paths;

•	Economic and political issues in the Asian, European, Latin American and emerging markets; and

•	The financial condition of merchant providers and smaller semiconductor and solar customers.

The possibility of further supply disruptions, availability of key material sources, integrated circuit (IC) demand, product design changes, and financial instability in emerging markets may adversely affect the markets for our products. Companies may reduce their planned capacity requirements, making fewer unit sales available to us. The financial instability of smaller semiconductor companies or a prolonged substantial decrease in semiconductor booking volumes could have an adverse impact on our business and operations. High demand versus limited supply of silicon could slow our growth in the solar business.

Because initially we expect to depend on a relatively small number of customers, the loss of a customer may have a material adverse effect on our revenue and financial condition.

We expect our sales to be concentrated among relatively few customers. The loss of any significant customer or any reduction in orders by a significant customer may have a material adverse effect on our revenue.

 We encounter risks and difficulties frequently experienced in rapidly evolving industries such as the semiconductor and solar industries.

We may face risks related to our ability to:

•	Attract and retain customers on a cost-effective basis;

•	Expand and enhance our product offerings;

•	Operate, support, expand and develop our operations, our websites, our software and our communications and other systems;

•	Diversify our sources of revenue, including by entering into agreements that may reflect changes to our business model;

•	Maintain and develop our existing brands and distribution channels, as well as to make cost-effective expenditures in connection with these initiatives;

•	Manage our relationships with important manufacturers and other industry participants; and

•	Respond to competitive market conditions.

If we are unsuccessful in addressing these risks or in executing our business strategy, we may not be profitable.

We face competition from established and emerging semiconductor capital equipment manufacturers, which could divert prospective customers to our competitors.

We currently compete in the wafer bumping tools and packaging markets. Some equipment companies not traditionally serving our market could enter our market, causing reduced revenue and sales opportunities. We expect existing competitors and new entrants to the wafer bumping business to increase and to constantly revise and improve their business models. Many of these entities have significantly greater research and development capabilities and budgets than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities represent significant competition for us. Acquisitions of, or investments in, competing companies by large corporations could increase potential competitors’ resources. Since our resources are limited, we may not be able to compete with these larger competitors.

We are dependent on the continued operation of qualified manufacturing outsourcing capacities.

We currently intend to outsource all of our manufacturing activities to facilities located in the United States and Asia. While we have not as yet identified all such manufacturing facilities, we believe there are sufficient manufacturing facilities available to us for the foreseeable future. We may not be able to continue to find qualified manufacturers on acceptable terms and, even if we do, there can be no assurance that product quality will continue to be acceptable. These facilities may be subject to disruption for a variety of reasons, including work stoppages, fire, energy shortages, flooding or other natural disasters. We cannot ensure that alternative production capacity would be available if a major disruption were to occur or that, if it were available, it could be obtained on favorable terms. Such a disruption could negatively impact our ability to operate our business.

Consolidation in the high technology capital equipment industry and increased competition may result in increased expenses, lost bookings and reduced revenue.

We compete to attract and retain the largest most advanced flip chip and solar panel and solar module companies as prospective customers. Consolidation of customers may result in decreased equipment demand and increased competition. In order to compete effectively, we may need to increase incentives, pre-pay incentives, increase spending on marketing or product development, or make significant investments to purchase strategic assets. In addition, consolidation among process equipment manufacturers, such as mergers and alliances, may increase competition from their distribution channels or give them additional leverage to negotiate lower booking charges.

 Our success depends on maintaining the integrity and upgrading the quality of our systems and infrastructure.

If our operations grow in both size and scope, we will continuously need to improve and upgrade our systems and infrastructure to offer an increasing number of customers’ enhanced products, services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Fabless companies, merchant providers, large IC and solar panel and module manufacturers will not tolerate a service hampered by slow equipment delivery and lead times, unreliable service levels and production outages due to installation delays, or insufficient technical support and process capability, any of which could negatively affect our business.

If we do not continue to innovate and provide products and services that are useful to users, we may not remain competitive, and our revenue and operating results could suffer.

Our future success depends on providing products and services that are accepted by semiconductor and solar panel and module manufacturers. Our competitors are constantly developing innovations. If wafer bumping industry participants introduce changes or developments that we cannot meet in a timely or cost-effective manner, our business may be adversely affected. As a result, we must continue to invest significant resources in research and development in order to enhance our technology and existing products and services. Additionally, we will have to consistently introduce new high-quality products and services that industry participants can easily and effectively use. If we are unable to provide prospective customers with high quality and technologically efficient products, then such customers may become dissatisfied and move to competitors’ products. Moreover, if we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose users.

Our ability to compete effectively will depend, in part, on our ability to maintain the proprietary nature of our technology.

Although we seek to protect our technology through, among other avenues, U.S. and foreign patent protection, there can be no assurance that the patents which may be obtained and the patent applications filed by us are sufficient to protect our technology or that any patent will not be held invalid, circumvented, or infringed by others. In addition, we rely to a significant extent on proprietary know-how. We cannot ensure that others will not independently develop superior know-how to that which we now consider proprietary.

We have received three patents and filed six additional patent applications with the U.S. Patent and Trademark Office and have filed patent applications in Europe, Japan, Taiwan, Malaysia and Canada. In addition, we have registered our trademark SURFECT® and will apply to register new trademarks as they arise. Litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us, or to determine the enforceability, scope, and validity of the proprietary rights of others. Enforcing or defending our rights is expensive, could cause diversion of our resources, and may not prove successful. Any failure to enforce or protect our rights could cause us to lose the ability to exclude others from using our technology to develop or sell competing products.

We may face litigation from third parties that claim our products infringe on their intellectual property rights.

We may be exposed to future litigation by third parties based on claims that our technologies, products, or activities infringe the intellectual property rights of others or that we have the trade secrets of others. Presently, we have not engaged in discussions, received any communications, nor do we currently have any reason to believe that any third party is challenging or has the proper legal authority to challenge our intellectual property rights. However, any litigation or claims against us, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm our reputation. If we enter into license agreements for our intellectual property, most of those license agreements would likely require that we pay the costs associated with defending this type of litigation. In addition, intellectual property litigation or claims could force us to cease selling, incorporating or using any of our technologies and/or products that incorporate the challenged intellectual property, which would adversely affect our future revenue; obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be available on reasonable terms, if at all; or redesign our products, which would be costly and time consuming.

Because of the international emphasis of our business, we are subject to special risks.

We intend to conduct a large portion of our business internationally which is more difficult for U.S. based management to supervise and requires increased costs. We currently are focused on initial customer penetration in the Asian and European markets which represents the largest markets for our tools and processes outside of the United States. We will face a number of risks associated with international operations, including:

•	currency fluctuations;

•	challenges caused by distance, language and cultural differences;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud;

•	legal and regulatory restrictions;

•	foreign exchange controls that might prevent us from repatriating cash earned in countries outside the United States;

•	political and economic instability and export restrictions;

•	potentially adverse tax consequences; and

•	higher costs associated with doing business internationally.

In addition, agreements may be difficult to enforce and receivables difficult to collect through a foreign country’s legal system. These and other risks could harm our international business efforts, which would adversely affect our business prospects and operating results. If we are unable to manage successfully the risks inherent in international activities, our international business operations could suffer.

We depend upon key personnel who may terminate their employment with us at any time, and we will need to hire additional qualified personnel who may be unavailable due to the necessity of unique skills and resources.

Our success will depend to a significant degree upon the continued services of key management, including Steven Anderson, our Chief Executive Officer. We have purchased “key man” life insurance for Mr. Anderson in the amount of $2,625,000. However, this insurance may not adequately compensate for the loss of Mr. Anderson’s services. Management and other employees may voluntarily terminate their employment at any time, since we do not have employment agreements with any of our employees. Our success will also depend on the ability to attract and retain highly skilled personnel. Competition for qualified personnel is intense, and the process of hiring and integrating such qualified personnel is often lengthy. We may be unable to recruit such personnel on a timely basis, if at all. The loss of the services of key personnel, or the inability to attract and retain additional highly qualified personnel, could adversely affect our business and damage our business prospects.

Since we may be dependent on collaborative arrangements for the development of our technologies and business, we may be exposed to the risk of reliance on the viability of third parties.

In conducting our research and development activities, we may in the future rely upon collaborative arrangements with universities, laboratories and corporate partners. The failure to perform under any of these arrangements, by any of these entities, may substantially disrupt or delay our research and development activities.

Due to our limited marketing, sales, and distribution experience, we may be unsuccessful in our efforts to sell our products, enter into relationships with third parties, or develop a sales organization.

We may enter into agreements with third parties to sell our products or we may develop our own sales and marketing force. We may be unable to establish or maintain third party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors.

If we do not enter into relationships with third parties for the sales and marketing of our products, we will need to develop our own sales and marketing capabilities. We have limited experience in developing, training, or managing a sales force. If we choose to establish a direct sales force, we may incur substantial additional expenses in developing, training, and managing such an organization. We may be unable to build a sales force on a cost effective basis or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, our marketing and sales efforts may be unable to compete with many other companies that currently have extensive marketing and sales operations. We may be unable to establish a sufficient sales and marketing organization on a timely basis, if at all, and may be unable to engage qualified distributors. Even if engaged, these distributors may:

•	fail to satisfy financial or contractual obligations to us;

•	fail to adequately market our products;

•	cease operations with little or no notice; or

•	offer, design, manufacture, or promote competing products.

If we fail to develop sales, marketing, and distribution channels, we would experience delays in product sales and incur increased costs, which would harm our financial results.

We are exposed to product liability risks, which could place a substantial financial burden upon us should we be sued, because we currently have limited product liability insurance above and beyond our general insurance coverage.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of our products. We cannot assure that such potential claims will not be asserted against us. A successful liability claim or series of claims brought against us could consume our resources and harm our reputation and business.

We currently have limited product liability insurance, and do not have other liability insurance relating to any products that could cover all of the liability or damage that could occur as a result of our activities. We cannot assure that we will be able to maintain adequate product liability insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against our potential liabilities. Furthermore, our current and potential partners with whom we may collaborate or our future licensees may not be willing to indemnify us against liabilities and may not themselves be sufficiently insured or have a net worth sufficient to satisfy any product liability claims. Claims or losses in excess of our product liability insurance coverage could have a material adverse effect on our business.

If our suppliers encounter financial hardships, we may be unable to fulfill our orders.

Because we rely on third party suppliers, if they encounter financial difficulties, we may be delayed in or unable to fulfill our orders.

Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive procedures.

Because of the nature of our business, we incur substantial expense to comply with environmental laws and regulations.

We are subject to extensive federal, state, provincial and local environmental laws and regulations which govern the discharge, emission, storage, handling and disposal of a variety of substances that may be used in, or result from, our operations. We may incur substantial costs to comply with environmental laws and regulations. In addition, we may discover currently unknown environmental problems or conditions. Environmental laws or regulations (or their interpretation) may become more stringent in the future.

Instability in emerging markets may adversely affect the semiconductor and/or solar equipment markets.

Supply disruptions, availability of key material sources, IC demand, product design changes and financial instability in emerging markets may adversely affect the semiconductor equipment market. Companies may reduce their planned capacity requirements, making fewer unit sales available to us. The financial instability of smaller semiconductor companies or a prolonged substantial decrease in semiconductor booking volumes could have an adverse impact on our financial performance, operations, liquidity and capital resources.

Reductions in governmental subsidies for alternative energy generation and shortages of silicon in the solar supply chain could significantly reduce demand for photovoltaic cell production, resulting in delays or elimination of capital equipment purchases to support this market.

Risks Relating to Our Common Stock

Our stock price may be volatile, which could result in substantial losses for investors.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	technological innovations or new products and services by us or our competitors;

•	intellectual property disputes;

•	additions or departures of key personnel;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	period-to-period fluctuations in our financial results;

•	loss of any strategic relationship;

•	regulatory or industry developments;

•	economic and other external factors; and

•	completion of a dilutive financing or our failure to raise the necessary capital.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our principal stockholders, executive officers and directors together beneficially own a substantial number of shares of common stock, which gives them substantial control over certain major decisions on which our stockholders may vote and which may discourage an acquisition of our company.

Our executive officers, directors and principal stockholders beneficially own approximately 81.4% of our outstanding common stock. Accordingly, such persons will have the ability to determine the direction and decisions of our company. Additionally, the executive officers and directors may have even greater control in the event that they exercise any of the options which have been or may be granted to them under our employee incentive plan or if they otherwise acquire additional shares of our common stock.

The interests of our current executive officers, directors and principal stockholders may differ from the interests of other stockholders. As a result, these current executive officers, directors and principal stockholders will have significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including in connection with the following actions:

•	the election of directors;

•	the amendment of charter documents;

•	the issuance of blank check preferred or convertible stock, notes or instruments of indebtedness, which may have conversion, liquidation and similar features and other financing arrangements; or

•	the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of our assets.

Because our common stock does not trade on a liquid market, you may have difficulty in selling your common stock at current market prices.

Our common stock trades on the Over-the-Counter Bulletin Board which is not a liquid market. There is currently only a limited public market for our common stock. We cannot assure you that an active public market for our common stock will ever develop, or if developed, be sustained. If an active market for our common stock does not develop or is not sustained, the price may continue to decline.

Because our common stock is considered “ penny stock,” it may make it more difficult for our investors to sell their shares.

The Securities and Exchange Commission has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of the Company’s common stock is currently less than $5.00 per share and therefore is a “penny stock” according to SEC rules. This designation limits the ability of brokers to solicit purchases of our common stock, which in turn tends to reduce the market price.

We have raised substantial amounts of capital in private placements and if we inadvertently failed to comply with the applicable securities laws, ensuing rescission rights or lawsuits would severely damage our financial position.

The securities offered in our private placements were not registered under the Securities Act of 1933 or any state “blue sky” law in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements or any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or prevail in any such suit, we would face severe financial demands that could materially and adversely affect our financial position. Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock currently is reported on the Over-the-Counter Bulletin Board or exchange on which our common stock may in the future be listed, as well as the issuance of warrants or convertible securities at a discount to market price.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, under this prospectus or under Rule 144, including shares issued upon the exercise of outstanding options or warrants, such events could create a circumstance commonly referred to as an “overhang” causing the price of our common stock to fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate more difficult.

The issuance of common stock upon the exercise of our outstanding warrants may result in substantial dilution of the stockholders.

There are currently 177,356,476 shares of common stock issuable upon exercise of our outstanding warrants. The issuance of common stock upon conversion of the warrants will result in immediate and substantial dilution to the interests of other stockholders.  Additionally, we recently substantially increased the number of warrants and reduced their exercise price from $0.08 to $0.05 per share.  This adjustment occurred as a result of the sale of common stock at $0.05, which triggered an anti-dilution provision in the warrants.

Our certificate of incorporation authorizes our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that, among other things, would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Delaware law and our charter contain provisions that could discourage or prevent a potential takeover, even if such transaction would be beneficial to our stockholders.

Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of us or for our stockholders to remove existing management, and may discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.

As a public reporting company we are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act, when applicable to us. We may need to recruit, hire, train and retain additional financial reporting, internal controls and other personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

FORWARD-LOOKING STATEMENTS

The statements in this prospectus relating to tool design, development outsourcing and placements, revenue generation, financing activities and market penetration are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Additionally, words such as “expects,” “anticipates,” “intends,” “believes,” “will” and similar words are used to identify forward-looking statements.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the Risk Factors in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus. We will, however, receive proceeds from the exercise of the warrants if the warrants are exercised for cash. Any such proceeds received by us will be used for working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2008. The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus:

As of June 30, 2008
(unaudited)
Notes payable	$––
Stockholders’ equity:
Preferred stock—10,000,000 shares authorized, none issued or outstanding.	––
Common stock—$0.0001 par value; 500,000,000 shares authorized, 121,933,309 shares issued and outstanding	12,193
Additional paid-in capital	15,607,240
Accumulated deficit	(14,830,357)
Total stockholders’ equity	$789,076

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Over-the-Counter Bulletin Board since October 6, 2006 under the symbol “SUFH.OB”. Prior to that date, there was no trading market for our common stock. As of July 31, 2008, there were 72 record holders of our common stock.

The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the Over-the-Counter Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

	High	Low

Fiscal 2006
Fourth Quarter (beginning October 6, 2006)	$2.50	$1.81

Fiscal 2007
First Quarter	$2.25	$0.90
Second Quarter	$1.20	$0.79
Third Quarter	$1.04	$0.55
Fourth Quarter	$0.83	$0.10

Fiscal 2008
First Quarter	$0.38	$0.11
Second Quarter	$0.12	$0.06
Third Quarter (through September 2, 2008)	$0.08	$0.04

Dividends

We have not declared or paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently expect to retain future earnings, if any, for the development of our business. Dividends may be paid on our common stock only if and when declared by our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our plan of operation should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus.

Overview

We are an early stage developer of automated electroplating tools for the semiconductor assembly and solar industries. Our tools are designed to deposit conductive metals on wafers through a proprietary electroplating process.

Since September 27, 2006, our business has been conducted through Surfect Technologies. That corporation’s efforts have been primarily focused on research and development with its first sale occurring in 2006. We have not had any sales since 2006 but expect to complete a number of sales in 2009. Our efforts are focused on the semiconductor and solar industries. With the importance of alternative energy in Europe and Asia, we are devoting considerable attention to those markets, particularly Germany and Korea, which have a growing solar manufacturing business.

Critical Accounting Estimates

In accordance with SEC guidance, those material accounting policies that we believe are the most critical to an understanding of our financial results and condition are discussed below. Certain of these policies require the application of significant judgment by our management to determine the appropriate assumptions to be used in the determination of certain estimates.

Share-Based Compensation - We have granted stock options to our employees at exercise prices equal to or greater than the fair value of the shares at the date of grant.

Under Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (revised 2004) or Statement 123(R), which was effective as of January 1, 2006, we now recognize an expense for the fair value of our outstanding stock options as they vest, whether held by employees or others. Under Statement 123(R), we must determine the transition method to be used at the date of adoption, the appropriate fair value model to be used for valuing stock-based payments and the amortization method for compensation cost. The transition methods include prospective, retroactive and modified prospective adoption options. We are utilizing the modified prospective method and the impact has been calculated and incorporated in our consolidated financial statements.

We estimate the fair value of each stock option at the grant date by using the Black-Scholes option pricing model based upon certain assumptions which are contained in Note 2 to our Audited Consolidated Financial Statements contained in this prospectus. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because our stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input of assumptions can materially affect the fair value estimate, in our management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options.

Inventory Impairment - Inventories are carried at the lower of first-in, first-out (FIFO) cost or net realizable value. We review the Company’s inventories to identify items with cost in excess of estimated net realizable value and record an impairment allowance when we identify such excess costs. It is reasonably possible that our estimates of net realizable values could be revised again in the near term due to technological and other changes.

Results of Operations

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Revenues

We generated no revenue in 2007 compared to $220,939 in 2006 when we initiated our sales effort.

Cost of Revenue

Our cost of revenue in 2007 was $234,439 representing a Finished Goods Inventory impairment of $278,628 and the reversal of a Warranty Reserve of $44,189 which was recovered when the warranty period on the Rio Electro-less tool which was sold in 2006 elapsed without claim.

Our cost of revenue in 2006 was $110,734 which related to the costs associated with our Rio Electro-less tool sale.

Expenses

Our expenses in 2007 increased to $4,658,095 from $3,068,006 for 2006. The primary increases were general administrative expenses which increased to $1,740,422 from $852,480 in 2006. Additionally, our interest charges were $855,736 in 2007 in contrast to only $10,772 in 2006. This increase was predominantly a non-cash expense resulting from 660,000 and 144,000 shares of our common stock issued at $0.94 and $0.95 respectively in payment to our Bridge Loan investors as required in  the $1,800,000 Bridge Loan that was completed in June and July 2007.

Net Loss

Our net loss in 2007 was $4,845,398 compared to $2,950,114 in 2006 principally due to the increased expenses described above.

Quarter Ended June 30, 2008 Compared to Quarter Ended June 30, 2007

Revenue and Cost of Revenue

We generated no revenue during the quarters ended June 30, 2008 and 2007, with no resulting cost of revenue in either period.

Expenses

Total net loss for the quarter ended June 30, 2008, was $855,139 compared with $1,183,099 for the quarter ended June 30, 2007.  General and administrative costs, research and development costs, and sales and marketing costs were all lower while payroll related costs increased slightly.  Depreciation and amortization also increased slightly, as we had limited equipment acquisitions.  Interest and debt discount amortization decreased significantly, since we no longer are carrying the $1,500,000 Bridge Loan that we initiated in June, 2007. We anticipate that operating costs will continue to increase as we move toward revenue producing operations.

Liquidity and Capital Resources

Net cash used in operating activities in 2007 was $3,986,984 compared to $3,036,895 for 2006. The year to year increase in net cash used in operating activities is primarily caused by the increased expenses discussed above.

Net cash used in investing activities was $126,534 in 2007 in contrast to $53,774 in 2006.

Net cash provided by financing activities was reduced to $2,142,564 in 2007 in contrast to $5,073,845 provided in 2006. The change resulted from the fact that we raised less money in 2007.

We have funded our operations through sales of equity and debt securities. On January 11, 2008 and January 16, 2008, we accepted subscriptions from accredited investors in a private offering for an aggregate of (i) 35,750,000 and 9,875,000 shares of common stock, respectively, and (ii) five-year warrants to purchase an aggregate of 35,750,000 and 9,875,000 shares of common stock, respectively, at an exercise price of $0.08 per share, for which we received gross proceeds of $1,430,000 and $395,000, respectively. These funds included $765,000 received through December 31, 2007.

This equity funding also included conversion of the remaining $50,000 of Bridge Notes outstanding into 1,530,859 shares of common stock at $0.04 per share and 1,291,625 warrants to purchase shares of common stock at $0.08 per share, as well as $140,000 of Short Term Notes which converted into 7,000,000 shares of common stock at $0.02 per share and 7,000,000 warrants to purchase shares at $0.08. This loan conversion to shares of common stock occurred on January 11, 2008.

As of the date of this prospectus, we have approximately $1,080,000 in working capital. We raised $1,520,000 from six investors, one of whom is Mark T. Cox, a director of our company, beginning on July 31, 2008 from the sale of our common stock at $0.05 per share. Our management is presently focused on raising additional equity capital from investors or an industry partner. We cannot assure you that we will be successful in this regard.

If we are able to obtain additional equity financing, it will be dilutive and may not be obtained on favorable terms. Our future capital requirements may differ materially from those currently anticipated and will depend on many factors, including, but not limited to, market acceptance of our products, volume pricing concessions, capital improvements, demand for our products, technological advances and our relationships with suppliers and prospective customers.

BUSINESS

Overview

We are an early stage developer of automated electroplating tools for the semiconductor assembly and solar industries. Our tools are designed to deposit conductive metals on wafers through a proprietary electroplating process.

Our business is conducted through our wholly-owned subsidiary, Surfect Technologies, Inc., which was formed in December 26, 2000 to develop and commercialize patented automated electroplating deposition tools which apply proprietary combinatorial deposits on wafers through a unique process.

We believe our automated electroplating process is also suitable for the deposition of metal interconnects for silicon and wafer based solar cells. We announced development of Solargy, our solar tool, in July 2007 and currently are targeting the growing equipment market for metallization of solar cell wafers with this tool in 2008. Utilizing similar process and tool technology developed for semiconductor wafer deposition, we are developing high speed and low cost processes enabling cost effective and automated solar cell manufacturing. We performed initial customer testing and evaluations during 2007 which we are seeking to expand during 2008, as part of our solar initiative.

Electroplating involves the coating of an electrically conductive object with a layer of metal using electrical current. Usually, the process is used to deposit an adherent surface layer of a metal having a desired property (generally conductivity in the semiconductor industry) onto a substrate lacking that property.

Wire bonding is the most common way to make the electrical interconnections between a microchip and the component it serves. Its operation resembles that of a sewing machine combined with a soldering iron. A capillary (“needle”) feeds a wire which is melted at the tip. When the metal solidifies it forms a ball at the end of the needle. The needle attaches this ball to the microchip. A length of wire is fed through the needle to create a connection (an “interconnect”) between the microchip and the location it needs to be wired to the substrate. A second ball is then created which holds the wire in place on the substrate. This process repeats several times per second. Wire bonding, although cost effective, is limited due to the bond having to occur along the edge of the microchip to avoid wire overlap and potential electrical shorting.

Electroplating technology is one of the primary methods used to apply solder “bumps” to semiconductor wafers which are designed to extend interconnection capabilities beyond existing wire-bonding technology. In addition to electroplating and wire bonding, solder bumps may be formed or placed on wafers through evaporation, printing, and pre-formed solder sphere placement. In the electroplating process, a layer of photoresist, a chemical that hardens when exposed to light (generally ultraviolet) is applied to the wafer. A photomask is then applied to selectively choose which part of the wafer is exposed to the light. Once “exposed,” the unhardened photoresist can be removed from the surface of the wafer using chemicals. The hardened photoresist leaves patterns (trenches or dips) that can then be filled with conductive metals. Once the electroplating process is complete, the remaining photoresist is chemically stripped so that only the metal deposition, or “bumps,” remains.

Electroplating and evaporation are generally used to form copper and other hard metal bumps with low defect levels. As opposed to wire-bonding, electroplating and similar methods allow the entire surface of a chip (the “die”) to be populated with bumps that are subsequently interconnected to a substrate for the highest possible input/output (I/O) counts (conductivity) in order to meet the demand for electrical functionality in integrated circuit (IC) technology. Although traditional gold and aluminum wire bond continues to dominate IC interconnects in terms of absolute numbers, “flip chip” technology (which consists of the face-down soldering of IC devices to chip carriers) is gaining wider acceptance due primarily to the improvements afforded by such technology in electrical performance, functionality and reliability, particularly for consumer electronics. For example, in a standard personal computer a processor chip constantly feeds data back and forth to a monolithic memory chip located somewhere on the motherboard. By connecting the memory chip directly to the processor in a “flip chip” arrangement, the distance the data has to travel is dramatically reduced increasing performance and reducing degradation of the data.

Electroplating technology is also used to pattern interconnect lines on solar cells creating frontside or backside rows of metal interconnect which connect the various solar cell elements and enable interconnection to the solar module itself. Our solar cell tool development leverages the same team and outsourcing partners used for the semiconductor wafer bumping and metallization.

We have focused our product development efforts towards a compact single-cell multi-metal plating tool which we believe offers the following advantages over large multi-cell systems currently on the market.

•	our compact plating computer enables multi-metal deposition in a continuous and repeatable manner;

•	replaces the cell-to-cell and tank-to-tank wafer transfer reducing opportunity for contamination and damage;

•	enables improved metrology (analysis of the metal deposition process) and plating operation through real-time monitoring and process control facilitated by the single process chamber;

•	reduces the need for robotic handling; and

•

our “plating computer” approach allows us to embed our knowledge of chemistry and plating process within the software itself, thereby reducing the need for “plating experts” on the customer’s production line.

By integrating process knowledge into the underlying tool software, product recipes, and incorporating ‘plug and plate’ sealed chemistry tanks, we reduce the potential difficulty of introducing and supporting flip chip bumping technology in production.

Utilizing a single wafer, closed process cell design, eliminates the need to move the wafer through various plating chemistries which reduces the need for robotics and thereby lowers machine cost and space required on the production floor. This single cell approach reduces the likelihood of damage by minimizing wafer handling and enables a wide range of various compositions of leaded and lead-free solders to be applied and/or developed.

We believe that our ability to embed metrology and chemistry management as well as provide upgradeable process recipes will help establish a means of continual customer development activity and revenue through both tool sales and process upgrades.

  Our History

We were originally incorporated on November 8, 2001 as a Nevada corporation under the name Windy Creek Developments, Inc., and subsequently reincorporated in Delaware on September 14, 2006. On September 27, 2006, Surfect Technologies merged with our wholly-owned subsidiary, resulting in Surfect Technologies being 100% owned by us. We did not have any operations before September 27, 2006.

Industry Overview and Background

We believe that current demands in the electronics component fabrication and semiconductor assembly and solar industries for alternative materials and application processes are driven by major initiatives, including:

•	European Union and Japanese mandates requiring lead-free manufacturing;

•

Industry conversion from wire bonding to “flip chip” bumping technology for all packaging interconnect. “Flip chip” refers to an electronic component or semiconductor device that can be mounted directly onto a substrate, board, or carrier in a “face-down” manner. Electrical connection is achieved through conductive bumps built on the surface of the chips, which is why the mounting process is “face-down” in nature. During mounting, the chip is flipped on the substrate, board, or carrier, (hence the name “flip chip”), with the bumps being precisely positioned on their target locations. Because flip chips do not require wire bonding, their size is much smaller than their conventional counterparts.

•

Transition to wafer-scale manufacturing (packaging an IC directly at wafer level, instead of the traditional process of assembling the package of each individual unit after wafer dicing), chip-scale packaging (CSP) and multi-chip or 3-D packaging strategies (a specialized electronic package where multiple ICs, semiconductor dies or other modules are stacked to facilitate their use as a single integrated IC). CSP is a type of integrated circuit chip carrier that has no pins or wires but uses contact pads instead. To be considered a CSP, a package must have an area no greater than 1.2 times that of the die packaged. The die may be mounted on an interposer upon which pads or balls are formed, as in ball grid array (BGA) packaging and flip chip BGA packaging, or the pads may be etched or printed directly onto the silicon wafer, resulting in a package very close to the size of the silicon die. Such a package is called a wafer level chip scale package or a wafer level package.

•

Transition to copper based metallization on solar cells to replace or supplement traditional silver paste metallization providing higher power capability as well as more cost effective metallization. Solar cell manufacturers transitioning from metal lines and contacts on the front of the solar cell to placement of these interconnects on the backside of the wafer enabling more sunlight to interact with the cell and increase the power capability.

We believe that the adoption of electroplating for placing bumps on wafers and wafer level CSP packaging will increase significantly over the next five to ten years as a result of semiconductor companies facing increasing demands for miniaturization and improved thermal and electrical performance in semiconductor devices and solar cell companies facing increasing cost pressures and demand for increased efficiency in their solar cells and module devices.

Growth Strategy

We have certain working relationships. We have certain working relationships with national research laboratories as well as universities under contracted service arrangements. We are working to include novel high conductivity nano-particles in our proprietary materials product line and are exploring possible licensing arrangements with leading research laboratories in this area. To date, no formal licensing agreements have been consummated, however, Louisiana Tech has conducted testing for us on a time and materials basis, and Sandia National Laboratory has provided us limited characterization and optical testing services in exchange for plating services. Income received by us for such plating services and payments made to such institutions for testing services have been minimal. There can be no assurance that any of our working relationships will ever develop into formal licensing, development or other agreements.

Volume-based, outsourced manufacturing provides us with a scalable business model. Because our technology is developed around two key hardware platforms that are highly scalable and built using large volume industry outsourcing partners, we believe that we can accommodate large-scale volume ramp ups with only modest additional capital expenditures and marketing costs. We currently have two hardware platforms which will serve three market segments - IC wafer bumping, flip chip substrate manufacturing, and solar cell plating.

Sales and Marketing

Our target markets are international and domestic semiconductor manufacturers, product development groups, fabless companies, and merchant interconnect and packaging suppliers. We intend to use domestic and international-based trade groups such as Semi, SEIA, industry trade publications (semiconductor, equipment, packaging), select technology publications, international semiconductor (ECS, IEEE, IMAPS, ASME, MEPTEC) and solar energy associations and local trade shows to target these markets.

We believe that top-tier producers and manufacturers of electronics and communications devices will be the first to adopt next generation wafer-scale packaging and assembly processes, and will ultimately set the standards for such processes. Our targeted strategy may include:

•	Attracting top-tier producers and manufacturers as initial joint development and Beta tool partners as first adopters of our technology suite;

•	Partnering with well established, multi-national chemical manufacturers and suppliers to provide primary distribution and immediate market presence and global-service credibility;

•	Partnering with a well-established Asian sales representative with high level management contacts and reputation for strong support and compatible supporting technology;

•	Partnering with national laboratories and universities to tap emerging technology and expert process evaluation assistance; and

•	Partnering with well-established, multi-national photo-resist suppliers to jointly test industry leading flip chip material capability in our tools.

Our target market for electrodeposition tools and materials is made up of the following four segments:

•	Flip Chip wafer bumping and through silicon via interconnections;

•	Wafer Scale CSP Packaging;

•	High Density Laminate Flip Chip Substrates; and

•	Solar Cell plating .

In November 2006, we concluded our first sale of an electroless “Rio” tool to C. Uyemura & Co., Ltd. in Japan at a price of $220,000 pursuant to a purchase order. In connection with the sale, we provided a warranty for parts and labor and telephone support for one year.

In November 2007, we received conditional purchase orders for two tools for placement with US-based customers. The first tool shipped during first quarter 2008 but was returned by the customer; the second tool order has been cancelled. In November 2007, we entered into a letter of intent with a US-based solar company for up to 10 Solargy tools, subject to such customer obtaining funding to purchase the tools, terms of a definitive purchase order, and testing and acceptance by such customer. We now understand that the customer has not received any funding and do not expect any sales will result.

Products and Services

Our technology seeks to provide the resolution and lower cost typically associated with conventional electroplating while providing a high degree of process control while eliminating the barrier to lead-free binary and ternary alloys associated with plating. By combining our specialized plating tools, combinatorial material compounds and process technologies, we seek to provide metal combinations and deposition rates close to solder stencil printing without pitch and density limitations.

While the trend toward miniaturization and advanced packaging continues, we believe our tools, materials and wafer-scale processes will enable device engineers to breakthrough performance limits set by current packaging techniques. Our technologies are compatible with most existing fabrication processes and procedures, easing adoption of such technologies.

We believe our plating tools will provide an improvement in uptime and utilization facilitated by a simpler design and rapid chemistry change for multi-metal systems with less opportunity for product handling damage or contamination and a reduction in chemistry cost as a result of layered alloy creation technology rather than the more traditional pre-mixed alloy chemistries.

The Tools, Process, and Materials

We have developed two hardware-plating technologies and subsequent tool platforms to support specific device and wafer-scale fabrication and assembly in a “Back End Of Line” (BEOL) environment. Each tool provides users with a controlled production platform.

Our electrolytic plating tools utilize our proprietary WaveCell technology as discussed below:

Name	Description	Notes
Ascent	Independent Device Manufacturers (IDM) Bump Engine for focused applications and R&D tool that allows IDMs to test new chemistries.	Prospects have called the tool the “Desktop Plater”
Leapfrog	300/200mm fully automated production tool	Comparable in functionality to traditional 6 cell dipping tools while eliminating robotics and aimed at decreasing likelihood of contamination
Solargy	300/200/150/100mm Bump Engine tailored to produce a cost effective solar cell interconnect on backside	New product development aimed at rapidly growing solar concentrators and wafers for alternative power industry
Future Products
Promise	300/200/150mm Bump Engine for silicon fuel cell applications	New product development for silicon fuel cell plating and interconnect targeted at Toshiba/others

The WAVeCELL Technology is a patented wafer-level plating technology with a number of unique technical features fundamentally distinguishing it from traditional wafer-level plating technologies. Unlike other commercial wafer-level plating tools, the WAVeCELL Technology utilizes a single wafer closed cell with a primarily horizontal plating operation. This enables progressive multiple metal deposition and allows gases produced at the wafer surface during plating to be continually swept away rather than be retained on the wafer surface as they are with other cup style or flood plater cells. Gasses forming at the wafer surface can interfere with the deposition of metal during the plating process. In the WAVeCELL Technology , the plating electrolyte flows across the wafer surface in a laminar flow improving agitation which increases diffusion layer ion exchange and plating rates. The combination of continual gas deposit removal, tight electrolyte volume control and close wafer-to-anode tolerance control permits a significant degree of control over the plating deposit.

The WAVeCELL Technology enables the deposition of finer grained plating layers than can be achieved by traditional wafer printing tools. Finer metal grains in the plating deposit enable higher plating pattern resolution on wafers and help ensure that the proper homogeneous plating alloy stoichiometry is present on even the smallest wafer features. The WAVeCELL Technology is capable of depositing layered compositions and alloys with tight composition control and consistency as well as increased uniformity over the newer large 300mm wafers due to improved zones of agitation that are adjustable, in an effort to ensure reliable and complete reflow temperature for all wafer solder deposit features.

Our Electroless Plating Tool utilizes our proprietary PaveCell technology:

Name	Description	Notes
Rio	Tool specialized for electroless nickel immersion gold (ENiG) process	Developed for major chemical companies who are seeking new applications for ENiG process

The PaveCell Technology is a dedicated single-substrate processing cell designed for high precision high tolerance autocatalytic (electroless) metal plating deposition. Utilization of electroless processing of wafers in the PaveCell Technology allows the deposition of features without requiring that they be electrically bussed together (joined together into an electrical circuit). Utilizing cell pressurization and anodic protection to control electroless plating rate in the PaveCell Technology allows deposition rate, deposit uniformity and deposit finish to be optimized, concurrently.

Because electroless plating results from chemical reaction rather than electrical bussing, conventional electroless process chemistries are indiscriminate in depositing plating, not only onto the desired substrate areas, but also onto the walls of the plating hoses, plating tank and anywhere else the electroless plating solution contacts. Plating chemistry manufacturers presently attempt to manage this difficulty by incorporating organic inhibitors into the plating bath which retard the activity of the chemistry sufficiently so that the deposition can be largely, but not completely, limited to those areas intended for plating. This chemical inhibition may cause the plating bath to be less than optimally efficient, and the organic additives to co-deposit alongside the plating metal which may impair the quality of the plating deposit. The PaveCell Technology is constructed in such a manner as to allow it to be maintained at any desired electrical potential relative to the cell body, thus allowing for highly accurate and targeted plating. By pressurizing the plating solution, gas bubble formation on the wafer surface is suppressed during the plating cycle, which has a significant slowing effect on the activity of the plating chemistry, and allows the electroless plating rate kinetics to be regulated directly without requiring the incorporation of organic rate inhibitors.

Process Technologies

In addition to the enhancement in process efficiencies which may be realized by the use of the WAVeCELL and PaveCell Technology for conventional electrolytic and electroless plating processes, the full value of the WAVeCELL technology may be realized when used as a component of the StrataPlate or AggrePlate process.

•

The StrataPlate process involves layering of various multi-solder alloys by sequential electrochemical deposition of the individual alloy constituent elements, including Pb-free combinatorial metals in a single oxide-free cell and reduces excess wafer handling and the need for multiple deposition tools and steps. The metals comprising the finished plating lamination stack are deposited with a high degree of individual mass control. The thickness and sequence of the constituent metal plating layers are chosen so as to create the desired solder alloy upon thermal cycling of the plating layer lamination stack.

Figure 1: Au / Sn before reflow	Figure 2: Au / Sn after reflow

•

The AggrePlate process is a developmental multi-element co-deposition process that provides the same composition of the StratoPlate Process in a single-deposit step using the same WaveCell Electroplating technology.

•

The AggrePlate process involves co-depositing nano, micro metal or other particles along with standard metal plating. This process enables the creation of higher conductivity (thermal and electrical) and controlled stand-off compositions. Copper bumps and interconnect is rapidly gaining favor for high performance applications due to its improved performance over tin/lead bumps. The AggrePlate process enables deposition of low stress and high performance copper interconnect using coated particles that reduce electro-migration issues and increase conductivity.

Proprietary Materials:

•

Surflo: micro or nano-encapsulated powders that are coated providing enhanced characteristics and are targets for use with our deposition tools for competitive process advantages. We believe this nascent technology provides a higher value path to cost reduction and process control for both electroplating and solder stencil printing of metal features at all levels of electronic assembly. Surflo-micro-encapsulation allows all of the combined elements required for solders to be co-deposited on the surface of a carrier particle for one-step delivery to the substrate surface when used in the AggrePlate process.

Research and Product Development

Our product development team is located in Tempe, Arizona and consists of industry veterans and technical experts who work closely with our prospect’s representatives and industry research groups to create internal development roadmaps. Our team focuses on technology required for initial tool and process and technology developments required to be competitive and to ensure that our products will meet emerging requirements. We believe our proximity to national laboratories such as Sandia National, Los Alamos National Laboratories and ASU Photovoltaic Testing Laboratory enables interaction with some of the leading chemical, nano-material, solar and fuel cell technology experts and testing facilities.

Our initial research and development efforts are based on modifying or improving the properties of currently available solder powder metals and positioning our materials as drop-in replacements for existing materials or assembly processes. We believe this will allow for a rapid development curve based on a solid engineering approach. Our technical staff will directly engage with a prospective customer’s engineers to determine the most viable and cost-effective plan to supplant an existing qualified process. We currently plan to use minimal resources for development of micro-composition materials, which is largely driven by customer applications. Our initial research efforts will be to develop Surflo low temperature solder materials for use in level-one assembly material and wafer bumping applications. We also may investigate copper based metal features such as microvia and blind via for expedient process technologies. We believe that our relationship with outsourcing companies provide us the ability to rapidly prototype machine and device concepts.

Competition

Based upon our market analysis, we believe that our competitors comprise the following categories:

•	Robotic Ball Placement;

•	Paste and Stencil Plating;

•	Traditional Electroplating Tool Suppliers;

•	Serially placed wire bond stud bumping tools; and

•	Substitutes and new technologies such as jetting technology.

Competitive semiconductor electroplating tool suppliers are shown in the table below.

Company	Tool Offerings
SemiTool, Inc.	Wet processing tools, Cup Bump plating tools, ECD copper tool
Electroplating Engineers of Japan, Ltd.	Cup electroplaters for alloy bumps and copper damascene
C. Uyemura & Co., Ltd.	Conventional rack process and wafer-boat for Electroless
EBARA Corporation	Cup electroplaters for alloy bumps and copper damascene
Technics, Inc.	Cup and bench with rack electroplaters
Hitachi Engineering & Services, Co., Inc.	Vertical paddle electroplater
NEXX Systems, Inc.	Vertical batch electroplating cell

Older bumping technologies that utilize both robotic ball placement and stenciling technologies can compete with typical electroplating technologies more cost effectively given the higher cost of competitive electroplating in lower end applications.

For most higher value processors or application specific integrated circuit die and analog die, electrochemical deposition (ECD) technologies are an effective method to meet the lower defect levels while maintaining cost effectiveness.

ECD is a technique used to deposit thin films of various materials onto various surfaces (e.g., semiconductor wafers) by an electromechanical means. Variants of ECD include:

•	ECD Damascene;

•	Multi-cell (traditional) electroplating; and

•	Single-cell electroplating - including Electroless (or chemical reactive) plating.

ECD technologies (including electroplating) may better address newer devices with bump pitches less than 200um. Older processes may not be capable of the quality and low defect levels required for high performance devices and may not be capable of the repeatability required by newer technologies.

For our solar products, we compete against large open tank and rack systems, such as those sold by Schmid, Technic, Rena, and Pal, which are larger in size and more expensive than our Solargy plating tool.

Intellectual Property

We have sought U.S. and international patent protection of key technologies used in our business as follows:

Patent Description	Issued	Status
“Sub-micron & Nano Size Particle Encapsulation by Electrochemical Process and Apparatus”	2005	U.S. Patent 6,942,765
“Electrodeposition Apparatus and Method using Magnetic Assistance and Rotary Cathode for Ferrous and Magnetic Particles”	2005	U.S. Patent 6,890,412
“Metal Hydride Composite Materials”	2004	U.S. Patent 6,824,667 Patent Pending EU
“Coated and Magnetic Particles and Applications Thereof”	Filed 2003	Patent Pending Japan
“Apparatus and Method for Highly Controlled Electrodeposition”	Filed 2004	Patent Pending U.S.
“Plating Apparatus and Method”	Filed 2005	Patent Pending Japan, Canada, Malaysia and Taiwan
“Method and Apparatus for Aligning MEMS and Photonics Devices”	Filed 2005	Patent Pending U.S.
“Composite Magnetic Particles and Foils”	Filed 2005	Patent Pending U.S.
“Electrode Chemical Control System and Method”	Filed 2006	Patent Pending U.S.
“Submicron and Nano Size Particle Encapsulation by Electrochemical Process and Apparatus”	Filed 2005	Patent Pending Japan

To protect our trade secrets, we plan to provide certain of our controlled process intellectual property as part of a tool transaction while continuing to develop additional process applications to exploit the tool intellectual property.

We have the registered trademark for Surfect.

Our employees are parties to nondisclosure of proprietary information, innovation, confidentiality and non-compete agreements.

We may in the future pursue the licensing of certain technologies from laboratories, such as Sandia and Los Alamos National Laboratories, or other institutions.

Customer Relationship Management

We currently anticipate that each sales region will require its own local technical support. We anticipate utilizing local manufacturers and support representatives to help sell and support our equipment and processes. Customer support in the Tempe, Arizona corporate office will support customers in the United States and provide a platform for the management and facilitation of international customer support teams. Support will be available primarily through our internal sales team during the early product development and roll-out phase of our development which will be supplemented with internal technical product support as well as local support in South Korea, Germany, Singapore, and China through a sales representative and distributor network. Our online support includes web access, including Frequently Asked Questions (FAQ’s) on a custom portal, on-line help in each product, email support requests posted on the customer portal, and by telephone. We use Salesforce.com® software via web interface to provide high quality yet low cost customer development management. Engineers in the United States create on-line training materials and tutorials, and work with international contacts to translate those materials.

Our focus is to respond to customers’ needs for technology which we believe will enable us to implement cost effective rapid flip chip capacity growth and to introduce lead-free flip chip bumps as quickly as possible. Our strategy and technology approach are focused on providing market penetration with large customers experienced in flip chip technology and willing to share reliability data. Our initial prospects will act as beta customers providing critical feedback on process and tool operation as well as incorporating their specific requirements and metrology inputs. Our process team will provide process demonstration wafers which are characterized by the customer’s process, and reliability engineers followed by additional wafers run on a tool installed in the customer’s facility. We believe that customer characterizations will result in valuable feedback and references. Currently our marketing activities are focused on securing orders from leading US independent device manufacturers (IDM) and merchant outsourcing providers supporting key foundries. Bumped wafers demonstrating process capability have been provided to these initial prospects.

Employees

As of September 3, 2008, we had five full-time employees and one part-time employee. Our employees are not represented by a union or collective bargaining entity and our management considers relations with employees to be good.

Regulation

We are subject to regulation by numerous federal, state and local regulatory agencies, including the United States Department of Transportation, which regulates shipments of chemicals and the importation of hazardous materials, and the United States Department of Commerce which regulates the import and export of technological products, and similar state and local agencies. Compliance with these laws has not had and is not anticipated to have a material effect on our business.

Properties

On January 30, 2007, we entered into a two-year lease, effective April 1, 2007, for approximately 5,200 square feet of production and sales space in Tempe, Arizona for approximately $5,250 per month. This facility houses our executive offices, certain administrative operations, engineering and certain product development operations. We believe that our present facilities are adequate to meet our immediate current needs and that comparable facilities are readily available in the markets in which we desire to operate.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth the names, ages and positions of our current directors and executive officers. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Name	Age	Position
Steven Anderson	53	President, Chief Executive Officer, Chief Operating Officer, Secretary, Treasurer and Director
Anthony M. Maffia, Jr.	61	Chief Financial Officer
Steve T. Cho	45	Chief Technology Officer
Mark T. Cox	51	Director
Pio M. Verges	54	Director
Michael G. Mezzapelle	51	Director
Laurence P. Wagner	47	Director

Steven Anderson has served as our President, Chief Executive Officer, Secretary and Treasurer and a director since September 2006 and as our Chief Operating Officer since June 2007. Mr. Anderson has also served as President, Chief Executive Officer and as a director of our subsidiary, Surfect Technologies since July 2005 and as its Vice President of Business Development from December 2004 to July 2005. Mr. Anderson has 28 years of packaging industry experience including marketing and technical development activities focused on electronics manufacturing and bringing new innovative interconnect technology to the semiconductor industry. Prior to joining Surfect Technologies, from 2002 through 2004, Mr. Anderson founded and served as president of Altgen, LLC, a solar fuel cell development company. From 2000 until 2002, Mr. Anderson served as the chief executive officer of Silicon Bandwidth, an optical interconnect development company, and from 1988 to 2000, as senior vice president of corporate marketing and business development at Amkor Technologies, a semiconductor industry assembly outsourcing company. Mr. Anderson holds a BSEE degree in Engineering from the University of North Dakota.

Anthony M. Maffia, Jr. has served as our Chief Financial Officer since April 5, 2007 and as Vice President-Finance of Surfect Technologies since January 2007. Mr. Maffia has 29 years of experience in the accounting and finance area, with over 14 years at Amkor Technology, Inc., a semiconductor manufacturing services company. While with Amkor, Mr. Maffia held positions as vice president of financial systems from 2006 to 2007, vice president of finance from 2003 to 2006 and senior director of operations finance from 1993 to 2003. In such capacities, Mr. Maffia provided financial and systems support to Amkor’s manufacturing operations throughout the Asia Pacific Rim. Mr. Maffia holds a BS in Computer Science from New Jersey Institute of Technology and a MBA from Rensselaer Polytechnic Institute.  On August 29, 2008, Mr. Maffia tendered his resignation, with such resignation effective upon the earlier of the appointment of his replacement or September 30, 2008.

Steve T. Cho has served as our Chief Technology Officer since June 2007. Dr. Cho has served as manager, new products development at Abbott Labs/Hospira, from 1997 until 2007. Dr. Cho has over 25 years’ experience in applying semiconductor technology to the biomedical, flat panel, military and ICC industries. Dr. Cho holds 29 patents (granted or pending), authored 20 publications and has received 9 technical awards in the area of chip design. Dr. Cho holds a Ph.D. from the University of Michigan, a MBA from UCLA a MSEE from Ohio State University and a BSEE from Massachusetts Institute of Technology.

Mark T. Cox has served as a director since January 11, 2008. In 2003, Mr. Cox founded New Energy Fund LP, a public equity hedge fund which focuses on sustainable energy and has served as its Chief Executive Officer since such time. Prior thereto from 1998 to 2002, Mr. Cox was portfolio manager of Pinnacle International Management LLC. Mr. Cox has 23 years of investment experience in global equity markets as an analyst and portfolio manager. Mr. Cox holds an MBA from Columbia University, a MA from Dundee University and a BA from Université de Toulouse le Mirail, France.

Pio M. Verges has served as a director since January 11, 2008. Mr. Verges has been a financial consultant for various European companies since the early 1990s. Mr. Verges has been a professor of finance at La Salle Universities for its MBA and Master in Information Management programs and at the European University for its BBA and MBA programs in Barcelona, Spain. Mr. Verges holds a law degree from the School of Law, University of Navarra, Pamplona, Spain and an MBA from I.E.S.E. University of Navarra, Barcelona, Spain.

Michael G. Mezzapelle has served as a director since January 11, 2008. In December 2002, Mr. Mezzapelle founded Mezzapelle & Associates, LLC, a certified public accounting firm, which primarily services clients in the Connecticut, New York and New Jersey area. Prior thereto, from 1981 to November 2002, Mr. Mezzapelle was a partner of Strada & Mezzapelle, LLC of Stamford, Connecticut. Mr. Mezzapelle is a Certified Public Accountant and holds a BS degree in Accounting from Fairfield University.

Laurence P. Wagner has served as a director since September 2006. Mr. Wagner has also served as a director of Surfect Technologies since 2004. Mr. Wagner has 22 years’ experience in the semiconductor industry, and has since August 2004, served as vice president of strategic business development at KLA-Tencor Corp. From 2002 through 2004, Mr. Wagner was a principal with the Excellerate Group, a management consulting firm. Mr. Wagner worked at FSI International, Inc., a tooling manufacturer (“FSI”), from May 2001 through June 2003, where he served as both senior vice president of FSI and president of its microlithography division and was involved with, among other things, business development, Asia-Pacific and European customer relationships, process re-engineering and product development. Mr. Wagner holds a Masters degree in Chemical Engineering Practice and a Bachelors Degree in Chemical Engineering, both from the Massachusetts Institute of Technology.

There are no family relationships between any of our directors and executive officers.

Committees of the Board of Directors

Audit Committee

The audit committee’s duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by us and our independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles. Messrs. Mezzapelle and Verges are our current audit committee members.

Compensation Committee

The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers. The compensation committee also administers our stock option plan and 2008 Equity Incentive Plan and recommends and approves grants of stock and options under such Plan. Messrs. Mezzapelle, Wagner and Anderson are our current compensation committee members.

Board Independence

We believe that each of Laurence Wagner, Michael Mezzapelle and Pio Verges is an “independent director,” as that term is defined by applicable listing standards of The Nasdaq Stock Market, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 under the Securities and Exchange Act of 1934.

Code of Ethics

Our management has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. Although not required, the Code of Ethics also applies to our Board of Directors. We have presented it to our Board of Directors for formal approval and expect it will be adopted at the next meeting or by unanimous consent. The Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior. We will provide a copy of the Code of Ethics to any person without charge, upon request. The request for a copy can be made in writing to Surfect Holdings, Inc., 1800 W. Broadway Road, Tempe, Arizona 85282, Attention: Mr. Steven Anderson.

EXECUTIVE COMPENSATION

Employment Agreements

We currently do not have written employment agreements with any of our executive officers. Although we are accruing their salaries, the base salaries of our executive officers (calculated on an annual basis for disclosure purposes) is as follows:

Name	Title	Annual Salary
Steven Anderson	Chief Executive Officer	$175,000
Anthony M. Maffia, Jr.	Chief Financial Officer	$130,000
Steve T. Cho	Chief Technology Officer	$130,000

The following table sets forth certain information about compensation paid, earned or accrued for services by (i) our Chief Executive Officer and (ii) the two highest compensated other executive officers who earned in excess of $100,000 in the fiscal year ended December 31, 2007 and were employed by us at December 31, 2007, which we refer to as our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Option Awards(1)	All Other Compensation		Total
Steven Anderson	2007	$143,621	$27,774	-		$172,395
Chief Executive Officer,	2006	$173,654	$9,156	$137,783	(2)	$320,593
President, Chief Operating
Officer and director

Anthony M. Maffia, Jr.(3)	2007	$85,275	$28,727			$114,002
Chief Financial Officer	2006			––		––

Mark W. Eichhorn(4)	2007	$117,660	$7,047	––		$124,707
Vice President Sales and Marketing	2006	$41,885	$1,762	––		$43,697

(1)

Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123(R), Share Based Payment. Our policy and assumptions made in valuation of share based payments are contained in Note 12 to our December 31, 2007 financial statements.

(2)

Represents (i) the exercise of 2,503,333 shares of common stock paid by us and (ii) a “gross up” amount of $49,042 and reimbursed by us for the payment of taxes incurred in connection with such exercises for Mr. Anderson.

(3)	Mr. Maffia resigned from our company effective upon the earlier of the appointment of his replacement or September 30, 2008.

(4)	Mr. Eichhorn resigned from our company on January 7, 2008.

Stock Options

2008 Equity Incentive Plan

On March 22, 2008, our board of directors approved the 2008 Equity Incentive Plan covering stock rights to purchase up to 58,000,000 shares of common stock. Under the 2008 Plan, the board of directors or compensation committee may authorize options, grants of restricted stock and restricted stock units, and cash and stock-settled stock appreciation rights. On the same date, under the 2008 Plan the board approved the granting of five-year non-qualified options exercisable at $0.12 per share to the following executive officers:

Optionee	Position	No. of Options
Steven Anderson	Chief Executive Officer	1,927,731
Anthony M. Maffia, Jr.	Chief Financial Officer	1,393,500
Steve T. Cho	Chief Technology Officer	1,162,731

The above options were fully vested and issued in lieu of 2007 cash compensation.

Under the 2008 Plan, these same persons were also granted five-year non-qualified options at an exercise price of $0.15 per share:

Optionee	No. of Options
Steven Anderson	22,632,000
Anthony M. Maffia, Jr.	11,316,000
Steve T. Cho	8,487,000

The options vest over a three-year period on the last calendar day of each fiscal quarter beginning June 30, 2008, as long as each optionee continues to be employed by Surfect as of the applicable vesting date. All of the shares of common stock issuable upon exercise of the options referenced in the above two tables may not be publicly sold for a period of 18 months from the date of grant.

Under the 2008 Plan, each of Surfect’s non-employee directors received automatic grants of five-year non-qualified options, exercisable at $0.12 per share as follows:

Name	No. of Options	Purpose
Mark Cox	200,000	Service as a director
Michael Mezzapelle	200,000 50,000	Service as a director Service as chairman of the audit committee
Pio Verges	200,000	Service as a director
Laurence Wagner	200,000	Service as a director

The options vest over a three-year period on the last calendar day of each fiscal quarter beginning June 30, 2008, as long as each optionee continues to be a director (or committee chairman) as of the applicable vesting date.

2006 Stock Plan

Our 2006 Stock Plan was adopted by our directors and stockholders on September 25, 2006. A total of 1,500,000 shares of common stock have been reserved for issuance under the Plan. The purpose of the Plan is to provide an incentive to retain directors, officers, consultants and employees of our company and our affiliates whose services are considered valuable. Under the Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-qualified stock options and restricted stock. The Plan is administered by our board of directors or the compensation committee. As of December 31, 2007, no shares of common stock have been issued under the Plan, options to purchase 1,315,452 shares of common stock were outstanding and 184,548 shares of common stock remain available for issuance under the Plan.

On April 5, 2007, we granted Mr. Anthony Maffia, Jr., our Chief Financial Officer, 325,000 options, exercisable at $1.13 per share. One-third of the options vest annually over a three-year period.

The following table sets forth certain information concerning outstanding stock options held by the Named Executive Officers as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Steven Anderson	53,522	92,477	$0.30	10/15/2014
	184,862	16,806	$0.30	3/31/2016
	91,170	8,683	$0.30	6/19/2016
	307,775	195,857	$0.30	9/22/2016
Mark W. Eichhorn(1)	––	54,578	$0.30	6/19/2016
	––	59,540	$0.30	9/6/2016
	––	110,728	$0.30	9/22/2016
Anthony M. Maffia, Jr.(2)	108,333	216,667	$1.13	4/5/2017

(1)	Mr. Eichhorn resigned from our company on January 7, 2008 without exercising any options.

(2)	Mr. Maffia resigned from our company effective upon the earlier of the appointment of his replacement or September 30, 2008.

Director Compensation

The following table sets forth director compensation for 2007:

DIRECTOR COMPENSATION
Name (a)	Option Awards ($) (d)	Total ($) (j)
Laurence P. Wagner(1)	$756	$756
	$6,389	$6,389

(1)

Based upon the aggregate grant date fair value calculated in accordance with FAS 123(R), Share Based Payments. Our policy and assumptions made in the valuation of share based payments are contained in Note 12 to our December 31, 2007 financial statements. The amounts expensed relate to awards of options in  two prior years, which we were required to report  as an expense in 2007.

We have not paid, and currently do not intend to pay our directors cash fees for their services. We reimburse the members of our board of directors for reasonable expenses incurred in connection with their attendance at board and committee meetings. Under the 2008 Plan, non-employee directors and chairman of the board, if any, and chairman of committees receive automatic grants of five-year options each year as follows:

Each Director	200,000 Options
Chairman of the board	100,000 Additional Options
Chairman of a committee	50,000 Additional Options

The options are granted at fair market value and vest quarterly over a three-year period, subject to remaining as a director, Chairman of the Board or Chairman of a committee on each applicable vesting date.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of August 4, 2008 regarding the number of shares of common stock beneficially owned by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock, (ii) each Named Executive Officer, (iii) each director, and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and disposition power with respect to such shares of common stock.

Name and Address of Beneficial Owner(1)	No. of Shares Beneficially Owned(2)	Percentage Beneficially Owned(2)(3)
Officers and Directors
Steven Anderson(4)	6,789,501	4.3%

Anthony M. Maffia, Jr.(5)	3,387,833	2.2%

Mark T. Cox(6)	29,676,190	18.1%

Mark W. Eichhorn(7)	1,801,270	1.2%

Michael G. Mezzapelle(8)	691,667	*

Pio Verges(9)	747,619	*

Laurence Wagner(10)	111,150	*

All Officers and Directors as a group (8 persons)	45,782,462	25.6%

5% Shareholders
Leichtensteinische Landesbank AG(11) Staedtle 44 Vaduz 9490	45,921,583	25.8%

Whalehaven Capital Fund Ltd.(12) 160 Summit Avenue Montvale, New Jersey 07645	41,000,000	23.3%

Excalibur Small Cap Opportunity LP(13) 33 Prince Arthur Avenue Toronto, Ontario M5R 1B2, Canada	28,480,195	16.7%

New Energy Fund LP(6) 527 Madison Avenue New York, New York 10022	23,676,190	14.4%

Tundra Alternative Energy Fund Ltd. (14) Sir Walter Raleigh House 48-50 Esplanade St. Heller, Jersey Jel 4HH	20,142,857	12.6%

Gemini Master Fund, Ltd.(15) c/o Gemini Strategies 12220 El Camino Real, #400 San Diego, California 92130	21,208,121	12.7%

Jacob Honig Irrevocable Trust(16) 4263 NW 61 st Lane Boca Raton, FL 33496	17,226,547	10.4%

Kanis, SA(17) 125 Main Street Road Town, Tortola British Virgin Islands	10,000,000	6.6%

* Less than 1%

(1)

Except as otherwise indicated, the address of each of the stockholders listed below is: c/o Surfect Holdings, Inc., 1800 West Broadway Road, Tempe, Arizona 85282. Because we are not required to file reports with the SEC under Section 13 of the Securities Exchange Act of 1934, the information on 5% stockholders is based upon our knowledge.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that stockholder that are currently exercisable or convertible, or are exercisable within 60 days, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Some warrants contain limitations on the holder beneficially owning more than 4.99% of our common stock. However, for purposes of this table, we have disregarded this provision. This is because all warrants may be exercised within 60 days of the date of this prospectus.

(3)	Based on 152,333,309 shares of common stock outstanding as of August 1, 2008.

(4)	Includes 6,428,901 shares issuable upon the exercise of currently exercisable stock options.

(5)	Includes 3,387,833 shares issuable upon the exercise of currently exercisable stock options.

(6)

Mark T. Cox is chief executive officer of New Energy Fund LP and Energy & Natural Resources-1 A Series Funds and has sole voting and investment power over shares held by them. He disclaims beneficial ownership of the shares owned by them.  Includes 12,000,000 shares issuable upon the exercise of warrants at an exercise price of $0.05 per share.

(7)	Mr. Eichhorn resigned from our company on January 4, 2008. Includes 1,624,269 shares issuable upon the exercise of stock options.

(8)

Includes (i) 250,000 shares owned by Goliath Holdings LLC, of which Mr. Mezzapelle is the president, (ii) 250,000 shares issuable to Goliath Holdings LLC upon the exercise of warrants, and (iii) 41,667 shares issuable upon the exercise of stock options. Mr. Mezzapelle disclaims beneficial ownership of the shares owned by or issuable to Goliath Holdings LLC.  Includes 400,000 shares issuable upon the exercise of warrants at an exercise price of $0.05 per share.

(9)	Includes 33,333 shares issuable upon the exercise of currently exercisable stock options.

(10)	Represents 111,150 shares issuable upon the exercise of currently exercisable stock options.

(11)

Michael Aebli, Assistant Manager of Liechtensteinische Landesbank AG, has voting and investment power over the shares held by it.  Includes 25,533,000 shares issuable upon the exercise of warrants at an exercise price of $0.05 per share.

(12)

Michael Finkelstein, investment manager, Arthur Jones and Trevor Williams, directors, and Brian Mazzella, chief financial officer of Whalehaven Capital Fund Limited, share voting and investment power over the shares held by it. Messrs. Finkelstein, Jones, Williams and Mazzella each disclaim beneficial ownership of such shares.  Includes 24,000,000 shares issuable upon the exercise of warrants at an exercise price of $0.05 per share.

(13)

Will Hechter, the president of Excalibur Capital Management Inc. and the general partner of Excalibur Small Cap Opportunities LP, has sole voting and investment power over shares held by Excalibur Small Cap Opportunities LP. Mr. Hechter disclaims beneficial ownership of such shares.  Includes 18,000,000 shares issuable upon the exercise of warrants at an exercise price of $0.05 per share.

(14)

Gerard Reid, fund manager of Tundra Alternative Energy Fund, has sole voting and investment power over shares held by Tundra Alternative Energy Fund. Mr. Reid disclaims beneficial ownership of such shares.  Includes 8,000,000 shares issuable upon the exercise of warrants at an exercise price of $0.05 per share.

(15)

Steven W. Winters, the managing member of Gemini Strategies, LLC, the investment manager of Gemini Master Fund, Ltd., has sole voting and investment power over shares held by Gemini Master Fund, Ltd. Mr. Winters disclaims beneficial ownership of such shares.  Includes 12,402,980 shares issuable upon the exercise of warrants at an exercise price of $0.05 per share and 1,788,346 shares issuable upon the exercise of warrants at an exercise price of $0.0001 per share.

(16)

Allan Honig, the trustee of Jacob Honig Irrevocable Trust., has sole voting and investment power over shares held by it. Mr. Honig disclaims beneficial ownership of such shares.  Includes 13,711,000 shares issuable upon the exercise of warrants at an exercise price of $0.05 per share.

(17)	Derek R. Gray, director of Kanis, SA, has sole voting and investment power over shares held by Kanis, SA. Mr. Gray disclaims beneficial ownership of such shares

SELLING STOCKHOLDERS

Up to 2,764,507 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling stockholders and include the following:

•	425,728 shares of common stock that were issued in connection with our private offerings in December 2007 and January 2008;

•	1,330,975 shares of common stock issuable upon exercise of warrants exercisable at $0.08 per share that were issued in connection with our private offerings in December 2007 and January 2008;

•	15,515 shares of common stock issued upon exercise of warrants exercisable at $0.0001 per share that were issued in connection with our private offerings in December 2007 and January 2008;

•

341,692 shares of common stock that were issued and 630,598 shares of common stock issuable upon exercise of warrants exercisable at $0.05 per share that were issued upon the conversion of $1,233,060 indebtedness in connection with our private offerings in December 2007 and January 2008;

•	19,999 shares of common stock that were issued to consultants for services provided to us.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act of 1933.

The following table sets forth the shares of common stock beneficially owned, as of the date of this prospectus, by each selling stockholder prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares that each selling stockholder would own beneficially if such offered shares are sold. Beneficial ownership is determined in accordance with SEC rules. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all of the shares beneficially owned. With respect to the outstanding warrants, there exist contractual provisions limiting exercise to the extent such exercise would cause such selling stockholder, together with its affiliates or members of a “group,” to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding shares of common stock following such exercise. The shares and percentage ownership of our outstanding shares indicated in the table below do not give effect to this limitation.

The number of warrants gives effect to a recent adjustment of our $0.08 warrants, which had anti-dilution protection.  As a result of our recent private placement at $0.05 per share, the exercise price was reduced to $0.05 and warrants to exercise an additional 60,870,892 shares at an exercise price of $0.05 were issued to the existing warrant holders.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	No. of Shares of Common Stock Underlying Warrants	Total Shares Owned	No. of Shares of Common Stock	No. of Shares of Common Stock Underlying Warrants (1)	Total Shares Offered	No. of Securities owned after offering	Percentages beneficially owned after offering

Gemini Master Fund, LTD (2)	7,016,795	14,191,32	21,208,121	97,357	125,939	223,296	20,984,82	12.6%
Granite Financial Group, LLC (3)	1,500,000	––	1,500,000	19,009	––	19,009	1,480,991	1.0%
Vision Advisors, Inc. (4)	225,000	––	25,000	990	––	990	224,010	*
Jacob Honig Irrevocable Trust (5)	3,515,547	13,711,00	17,226,547	128,914	113,124	242,038	16,984,50	10.2%
Jeffrey McLaughlin (6)	––	3,955,773	3,955,773	––	26,402	26,402	3,929,371	2.5%
IRA f/b/o Jeffrey McLaughlin Roth A/C	––	800,000	800,000	––	13,200	13,200	786,800	0.5%
Giovanni Gabriele and Antonia Gabriele JTWROS	1,642,857	1,600,000	3,242,857	––	26,402	26,402	3,216,455	2.1%
John P. O’Shea	2,270,000	3,600,000	5,870,000	29,702	29,702	59,404	5,810,596	3.7%
IRA f/b/o John P. O’Shea, Pershing LLC as Custodian	1,250,000	2,000,000	3,250,000	16,501	16,501	33,002	3,216,998	2.1%
Lichtensteinische Landesbank AG (7)	20,388,583	25,533,00	45,921,583	––	437,115	437,115	45,484,46	25.6%
Brio Capital L.P. (8)	––	2,400,000	2,400,000	19,801	19,801	39,602	2,360,398	1.5%
Excalibur Small Cap Opportunities LP (9)	10,480,19	18,000,00	28,480,195	148,511	148,511	297,022	28,183,17	16.6%
Whalehaven Capital Fund Limited (10)	17,000,00	24,000,00	41,000,000	––	396,028	396,028	40,603,97	23.1%
London Family Trust (11)	1,212,438	8,408,800	9,621,238	82,010	69,377	151,387	9,469,851	5.9%
Peter Rettman	284,859	2,066,600	2,351,459	20,210	17,052	37,262	2,314,197	1.5%
Giovanni II Inc. (12)	500,000	800,000	1,300,000	––	13,200	13,200	1,286,800	*
Crypto Corp. (13)	1,260,714	3,000,000	4,260,714	––	52,804	52,804	4,207,910	2.7%
34479 Yukon Inc. (14)	500,000	800,000	1,300,000	6,600	6,600	13,200	1,286,800	*
G2 Realty Limited Partners LLC (15)	500,000	800,000	1,300,000	––	13,200	13,200	1,286,800	0.8%
Richard L. Cohen	750,000	1,200,000	1,950,000	9,901	9,901	19,802	1,930,198	1.3%
John B. Marsala	500,000	800,000	1,300,000	6,600	6,600	13,200	1,286,800	*

Mainas Development Corporation (16)	500,000	800,000	1,300,000	6,600	6,600	13,200	1,286,800	*
Goliath Holdings LLC (17)	250,000	400,000	650,000	3,300	3,300	6,600	643,400	0.4%
Maurice Laflamme and Mary Ann Laflamme	500,000	800,000	23,642,857	6,600	6,600	13,200	1,286,800	*
NorthernValley Partners, LLC (18)	1,875,000	3,000,000	650,000	––	49,504	49,504	4,825,496	3.1%
Marc Deutsch	173,700	400,000	6,500,000	––	6,600	6,600	567,100	*
Globex Limited (19)	2,500,000	4,000,000	1,625,000	33,002	33,002	66,004	6,433,996	4.1%
New Energy Fun LP (20)	11,642,85	12,000,00	23,642,857	99,007	99,007	198,014	23,444,84	14.3%
B. Michael Pisani	250,000	400,000	650,000	3,300	3,300	6,600	643,400	*
Sandor Capital Master Fund, L.P. (21)	2,500,000	4,000,000	6,500,000	33,002	33,002	66,004	6,433,996	4.1%
John S. Lemak	625,000	1,000,000	1,625,000	8,251	8,251	16,502	1,608,498	1.0%
Tundra Alternative Energy Fund Ltd. (22)	12,142,85	8,000,000	20,142,857	––	132,010	132,010	20,010,84	12.5%
FT Climate Change (23)	1,500,000	2,400,000	3,900,000	––	39,602	39,602	3,860,398	2.5%
Jack DiTeodoro	535,714	400,000	935,714	––	6,600	6,600	929,114	*
Susan E. Saxton	625,000	1,000,000	1,625,000	8,251	8,251	16,502	1,608,498	1.0%

(1)	Except as otherwise provided below, all warrants are exercisable at $0.05 per share.
(2)

Steven W. Winters, managing member of Gemini Strategies, LLC, the investment manager of Gemini Master Fund, Ltd., has sole voting and investment power over shares held by Gemini Master Fund, Ltd. Mr. Winters disclaims beneficial ownership of such shares. Includes (i) 100,000 shares issuable upon exercise of warrants exercisable at $2.00 per share and includes 15,515 shares issuable upon exercise of warrants exercisable at $0.0001 per share.

(3)

Daniel J. Schreiber, the sole member and manager of Granite Financial Group, LLC, has sole voting and investment power over the shares held by Granite Financial Group, LLC. Includes (i) 32,000 shares issuable upon exercise of warrants exercisable at $2.00 per share and (ii) 132,000 shares held by the Schreiber Living Trust, over which shares Daniel J. Schreiber, as trustee, has sole voting and investment power.

(4)	Terry McGovern, the sole stockholder of Vision Advisors, Inc., has sole voting and investment power over the shares held by Vision Advisors, Inc.
(5)	Alan Honig, trustee of the Jacob Honig Irrevocable Trust, has sole voting and investment power over the shares held by the Trust.
(6)	Includes warrants to purchase 2,355,773 shares at $0.04 per share.
(7)	Michael Aebli, Assistant Manager of Liechtensteinische Landesbank AG, has voting and investment power over the shares held by Liechtensteinische Landesbank AG.
(8)

Shaye Hirsch, manager of Brio Capital Management LLC, the general partner of Brio Capital L.P., has sole voting and investment power over shares held by Brio Capital L.P. Mr. Hirsch disclaims beneficial ownership of such shares.

(9)

Will Hechter, president of Excalibur Capital Management Inc., the general partner of Excalibur Small Cap Opportunities LP, has sole voting and investment power over shares held by Excalibur Small Cap Opportunities LP. Mr. Hechter disclaims beneficial ownership of such shares.

(10)

Michael Finkelstein, investment manager, Arthur Jones and Trevor Williams, directors, and Brian Mazzella, chief financial officer, of Whalehaven Capital Fund Limited, share voting and investment power over shares held by Whalehaven Capital Fund Limited. Messrs. Finkelstein, Jones, Williams and Mazzella each disclaim beneficial ownership of such shares. Excludes 15,000,000 shares issuable upon exercise of warrants exercisable at $0.05 per share.

(11)	Robert London, the trustee of the London Family Trust, has sole voting and investment power over shares held by such Trust.
(12)	Giovanni Gabriele, president of Giovanni II Inc., has sole voting and investment power over shares held by Giovanni II Inc.
(13)	Evelyn Carr, president of Crypto Corp., has sole voting and investment power over shares held by Crypto Corp.
(14)	Stanley Merdinger, president of 34479 Yukon Inc., has sole voting and investment power over shares held by 34479 Yukon Inc.

(15)	Giovanni Gabriele, president of G2 Realty Limited Partners LLC, has sole voting and investment power over shares held by G2 Realty Limited Partners LLC.
(16)	George Mainas, Chairman and Chief Executive Officer of Mainas Development Corporation, has sole voting and investment power over shares held by Mainas Development Corporation.
(17)	Michael Mezzapelle, president of Goliath Holdings LLC, has sole voting and investment power over shares held by Goliath Holdings LLC. Mr. Mezzapelle is a director of our Company.
(18)	Michael Potter, president of Northern Valley Partners, LLC, has sole voting and investment power over shares held by Northern Valley Partners, LLC.
(19)	Cornelia Glassner, director of Globex Limited, has sole voting and investment power over shares held by Globex Limited.
(20)	Mark T. Cox, chief executive officer of New Energy Fund, L.P. has sole voting and investment power over shares held by New Energy Fund, L.P. Mr. Cox is a director of our Company.
(21)	John S. Lemak, manager of the Sandor Capital Master Fund, L.P., has sole voting and investment power over shares held by Sandor Capital Master Fund, L.P.
(22)	Gerard Reid, manager of Tundra Alternative Energy Fund Ltd., has sole voting and investment power over shares held by Tundra Alternative Energy Fund Ltd.
(23)	Christian Lanfendorf, vice president of Frankfurt Trust, the asset manager of FT Climate Change, has sole voting and investment power over shares held by FT Climate Change.

None of the selling stockholders has held any position or office or has had any other material relationship with us or any of our predecessors or affiliates during the past three years except, Jeffrey McLaughlin, Marc Deutsch and John P. O’Shea who are affiliates of Westminster Securities Corporation, which served as placement agent in connection with our 2006 Private Placement and our private offerings in December 2007 and January 2008. Mark T. Cox, a director, is the chief executive officer of New Energy Fund LP and Michael Mezzapelle, a director, is the president of Goliath Holdings LLC. None of the selling stockholders are broker-dealers. Jeffrey McLaughlin, John O’Shea, Marc Deutsch, Peter Rettman, John B. Marsala, John Lemak and Northern Valley Partners, LLC are affiliates of or associated with broker-dealers and have represented to the Company that they purchased the shares being registered for resale in the ordinary course of business and at the time of purchase they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

DESCRIPTION OF SECURITIES

We are authorized to issue 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of August 29, 2008, there were 152,333,309 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights

Warrants

On September 27, 2006, we issued four-year warrants to purchase up to (i) 1,400,000 shares of common stock to investors and (ii) 108,250 shares of common stock to our placement agent and finders in connection with the 2006 Private Placement. Each warrant entitles the holder to purchase, subject to our right of redemption as described below, 12,500 shares of common stock at an exercise price of $2.00 per share. On September 27, 2006, we issued a four-year warrant to purchase 250,000 shares of common stock at an exercise price of $2.00 per share to ITU Ventures, subject to our right of redemption as described below, in connection with the conversion of a $500,000 promissory note.

We have the right to redeem the warrants, in whole but not in part, upon 30 days’ notice, at a price of $.05 per share, provided that the closing sale price of our common stock equals or exceeds $3.00 per share for 20 consecutive trading days preceding our redemption announcement. The redemption notice must be provided not more than 30 days after conclusion of the 20 consecutive trading days in which the closing sale price of the common stock equals or exceeds $3.00 per share. The warrant holder will then have 10 days after the receipt of such notice to exercise its rights under the warrant. If any warrant called for redemption is not exercised by us in the time specified in the notice, we will be deemed to have waived our redemption right, provided that such right will revive should our common stock again trade at or above $3.00 for an additional 30-day period.

From November 30, 2007 through January 16, 2008, we issued five-year warrants to purchase a total of 101,451,488 shares to investors in the Offering at an exercise price of $0.08 per share, a total of 11,487,500 shares to a placement agent at an exercise price of $0.04 per share and a five-year warrant to purchase 1,788,346 shares at an exercise price of $0.0001 per share, in connection with the Offering. The warrants may be exercised, at the option of the holder, by cash payment of the exercise price or by “cashless exercise” provided, however, that no such exercise will result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of the issued and outstanding shares of common stock, or, if such limitation is waived by us, upon no less than 61 days prior notice to us, 9.99%. The warrants also provide the holder with anti-dilution price protection.

The warrants contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder.

As of July 31, 2008, we have outstanding (i) four-year warrants to purchase 1,758,250 shares of common stock at an exercise price of $2.00 per share, (ii) five-year warrants to purchase 162,322,379 shares of common stock at an exercise price of $0.05 per share, (iii) five-year warrants to purchase 11,487,500 shares of common stock at an exercise price of $0.04 per share, and (iv)  five-year warrants to purchase 1,788,346 shares of common stock at $0.0001 per share.  For information concerning the $0.05 warrants, see “Selling Stockholders” at page 29 of this prospectus.

Lock-up Agreement

All shares of common stock held by ITU Ventures are subject to lock-up provisions that provide restrictions on the future sale of common stock by ITU Ventures. These lock-up provisions provide, in general, that their shares may not, directly or indirectly, be offered, sold, offered for sale, contracted for sale, hedged or otherwise transferred or disposed of for a period of 18 months following the closing of our January 2008 private offering.

Anti-Takeover Effect of Delaware Law, Certain Charter and By-Law Provisions

Our Certificate of Incorporation and By-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions have the following effects:

•	they provide that special meetings of stockholders may be called only by a resolution adopted by a majority of our board of directors;
•

they provide that only business brought before an annual meeting by our board of directors or   by a stockholder who complies with the procedures set forth in the By-laws may be  transacted at an annual meeting of stockholders;

•	they provide for advance notice of specified stockholder actions, such as the nomination of directors and stockholder proposals;
•

they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have  the effect of limiting the ability of minority stockholders to effect changes in our board of  directors and, as a result, may have the effect of deterring a hostile takeover or delaying or  preventing changes in control or management of our company; and

•

they allow us to issue, without stockholder approval, up to 10,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.  In some circumstances, this issuance could have the effect of decreasing the market price of our common stock, as well.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which we refer to as the “DGCL,” an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

Indemnification of Directors and Officers

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification. We currently maintain $10,000,000 of directors and officers liability insurance, although we may reduce coverage to $5,000,000.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF PRIVATE PLACEMENTS

On November 30, 2007, we (i) reached an agreement in principle with our Bridge Investors to recapitalize our company, pursuant to which all of the indebtedness owing to the Bridge Investors under the $1.8 million of Bridge Notes which matured on October 29, 2007 and were in default, would be extinguished, and (ii) secured undertakings from new and existing lenders, for $140,000 of new short-term loans.

As part of our recapitalization, on November 30, 2007, (i) we redeemed an outstanding Bridge Note, due October 29, 2007, in the principal amount of $755,000, in exchange for (A) the payment to Birchten of $566,250 and $42,480, representing all unpaid and accrued interest due and owing under its Bridge Note as of November 30, 2007, and (B) the issuance to Birchten of 200,000 shares of common stock on December 20, 2007, which shares have subsequently been sold, and (ii) we accepted subscriptions in a private offering for (A) 21,500,000 shares of common stock (of which 85,806 shares are covered by this prospectus), and (B) five-year warrants to purchase 21,500,000 shares (of which 481,834 shares are covered by this prospectus) of common stock at an exercise price of $0.05 per share, for which we received gross proceeds of $860,000. The warrants may be exercised, at the option of the holder, by cash payment of the exercise price or by “cashless exercise”. The warrants also provide the holder with anti-dilution price protection, which resulted in the recent issuance of 60,870,892 warrants and the reduction in exercise price to $0.05 per share. The closing price of the common stock on November 30, 2007 was $0.24.

On December 6, 2007 and December 14, 2007, we issued Short-Term Notes in the principal amount of $100,000 and $40,000, respectively, which Notes bear interest at the rate of 12% per annum, are due and payable on January 28, 2008, and which outstanding principal and accrued interest, pursuant to the terms of the Short-Term Notes, automatically converted into the same securities offered in this offering at $0.02 per share on January 11, 2008. The closing price of the common stock on December 6, 2007 and December 14, 2007 was $0.20 and $0.12, respectively.

On December 14, 2007 and January 11, 2008, we entered into the Waiver with the Bridge Investors in the principal amount of $995,000 and $50,000, respectively. Pursuant to the Waiver, the Bridge Investors agreed to extinguish the Bridge Notes which matured on October 29, 2007 and to waive any and all existing or prior breaches or defaults under the Bridge Notes and any other rights, including the penalties to which the Bridge Investors were entitled in exchange for the right to convert the outstanding principal amount of the Bridge Notes, plus all accrued and unpaid interest through November 30, 2007 into (i) shares of common stock convertible at $0.04 per share and (ii) a five-year warrant to purchase the same number of shares of common stock issued upon conversion of the Bridge Notes, exercisable at $0.08 per share.

Pursuant to the terms of the Waiver, on December 14, 2007 we issued (i) 25,658,000 shares (of which 270,372 shares are covered by this prospectus) of common stock, and (ii) five-year Bridge Investor Warrants to purchase 26,034,863 shares (of which 452,780 shares are covered by this prospectus) of common stock exercisable at $0.08 per share, to the Bridge Investors. The warrants may be exercised, at the option of the holder, by cash payment of the exercise price or by “cashless exercise” provided, however, that no such exercise will result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of the outstanding shares of common stock, unless waived by us, in which case such percentage will not exceed 9.99%. The warrants also provide the holder with anti-dilution price protection.

In addition, pursuant to the terms of the Waiver, on December 14, 2007, we issued an additional 3,349,283 shares (of which 11,507 shares are covered by this prospectus) of common stock to the Bridge Investors, pro rata with their Bridge Note investment.

On December 14, 2007, we issued a substitute warrant to purchase an aggregate of 1,788,346 shares of common stock (of which 15,515 shares are covered by this prospectus) exercisable at $0.0001 per share to a Bridge Investor in lieu of such Bridge Investor receiving 376,863 shares for accrued interest under the Bridge Note and 1,411,483 additional shares. Except for the exercise price, this substitute warrant has the same terms as the Bridge Investor warrants.

On December 20, 2007, we issued 200,000 shares (of which 2,640 shares are covered by this prospectus) of common stock to Birchten in connection with the redemption by us on November 30, 2007 of a Bridge Note held by Birchten. The closing price of the common stock on December 20, 2007 was $0.13.

On January 11, 2008, we issued (i) (A) 7,000,000 shares (of which 39,603 shares are covered by this prospectus) of common stock, and (B) five-year warrants to purchase 7,000,000 shares (of which 145,211 shares are covered by this prospectus) of common stock exercisable at $0.08 per share to our short-term bridge investors pursuant to the terms of our Short-Term Notes, in the principal amount of $140,000; (ii) pursuant to the terms of the Waiver, (A) 1,291,625 shares (of which 17,052 shares are covered by this prospectus) of common stock, (B) five-year warrants to purchase 1,291,625 shares (of which 17,052 shares are covered by this prospectus) of common stock exercisable at $0.08 per share, to a Bridge Investor, and (C) 239,234 additional shares (of which 3,158 shares are covered by this prospectus) of common stock to the Bridge Investor, pro rata with his bridge loan investment. The closing price of the common stock on January 11, 2008 was $0.14.

On January 11, 2008 and January 16, 2008, we sold (i) 35,750,000 shares (of which 229,364 shares are covered by this prospectus) and 9,875,000 shares (of which 110,558 shares are covered by this prospectus) of common stock, respectively, and (ii) five-year warrants to purchase 35,750,000 shares (of which 714,496 shares are covered by this prospectus) and 9,875,000 shares (of which 150,160 shares are covered by this prospectus) of common stock, respectively, exercisable at $0.08 per share, which resulted in gross proceeds of $1,430,000 and $395,000, respectively. The closing price of the common stock on January 11, 2008 and January 16, 2008 was $0.14 and $0.12, respectively.

Westminster Securities acted as placement agent with respect to the private offering closings in December 2007 and January 2008 and received a cash fee of $127,750 (equal to 7% of the gross proceeds of the offering) and was issued warrants on January 16, 2008 to purchase 8,990,000 shares (of which no shares are covered by this prospectus) of common stock (equal to 7% or with respect to securities placed through other brokers, 9%) of the number of shares of common stock issued and issuable in the offering (including common stock underlying warrants)), exercisable at $0.04 per share. The closing price or our common stock on January 16, 2008 was $0.12. On April 16, our Board ratified an action of the company to enter into an amendment to our agreement with Westminster Securities, and we issued it additional warrants to purchase 2,497,500 shares of common stock exercisable at $0.06.   In addition, through January 27, 2009, Westminster is entitled to (i) such placement agent fees in the event we enter into a financing transaction with certain entities introduced to us by Westminster, and (ii) serve as exclusive placement agent to us for any financing by us of at least $1.5 million. On April 16, we engaged Innovator Capital as our Financial Advisor. Innovator will act as Placement Agent for us, and as a result our agreement with Westminster was modified. At each future closing of a proposed financing, Innovator shall pay to Westminster a cash commission equal to 1% of the gross proceeds of each such closing. Westminster shall have the right to sell up to 20% of the total securities offered, for which Westminster will receive a commission equal to 7% of the proceeds raised by Westminster plus warrants to purchase an amount of common stock equal to such percentage amount that Innovator receives.

The warrants issued in December 2007 and January 2008 described above may be exercised, at the option of the holder, by cash payment of the exercise price or by “cashless exercise” (in which case we will not receive additional proceeds), provided, however, that no such exercise will result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of the outstanding shares of common stock, unless waived by us, in which case such percentage will not exceed 9.99%. The warrants also provide the holder with anti-dilution price protection.

Pursuant to a registration rights agreement, because we did not cause the registration statement to be declared effective by March 25, 2008, each of the various investors is entitled to liquidated damages, payable in cash or common stock, at our option, equal to 1% of the purchase price paid by such investor for the securities, and an additional 1% for each month that we do not cause it to be declared effective. We are obligated to issue 124,403 shares of common stock as a result of the delay in having this registration statement declared effective. No penalty is required on shares of common stock not included in this prospectus. Notwithstanding the foregoing, in no event shall liquidated damages exceed 10% of the aggregate gross proceeds of the Offering or $391,800.

In August 2008, we sold 30,400,000 shares of our common stock at $0.05 per share to two existing investors, including funds controlled by Mr. Mark Cox and four new investors. We received $1,520,000 in gross proceeds. We owe Westminster and Innovator $106,400 in commissions.

PLAN OF DISTRIBUTION

We are registering 2,764,507 shares of common stock for resale by the selling stockholders   from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of their shares of common stock, but will receive proceeds from the exercise of warrants to purchase 1,977,088 shares being offered if the warrants are exercised for cash. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

 If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement that we entered into with the selling stockholders. However, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Harris Cramer LLP, West Palm Beach, Florida.

EXPERTS

Our financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005 and for the period from inception (December 26, 2000) through December 31, 2007 are included in this prospectus in reliance on the report of REDW LLC, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Condensed Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
	(unaudited)
Assets

Current assets
Cash and cash equivalents	$168,912	$12,373
Cash escrowed in advance of equity financing	—	765,000
Inventory	382,211	373,366
Prepaid expenses and other current assets	87,621	121,123
Total current assets	638,744	1,271,862

Fixed assets
Furniture and machinery	467,854	467,854
Office and computer equipment	140,014	140,014
Leasehold improvements	37,377	36,697
	645,245	644,565
Less accumulated depreciation and amortization	(290,337)	(236,106)
Total fixed assets	354,908	408,459

Intangibles
Pending patents	169,966	169,966
Issued patents, net of accumulated amortization of $6,652 and $5,508 as of June 30, 2008 and December 31, 2007, respectively	39,162	40,305
Total intangibles	209,128	210,271

Total assets	$1,202,780	$1,890,592

The accompanying notes are an integral part of these statements.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Condensed Consolidated Balance Sheets (continued)

	June 30, 2008	December 31, 2007
	(unaudited)
Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$390,501	$348,326
Escrowed proceeds from equity offering	—	765,000
Notes payable	—	240,036
Current portion of capital lease	2,654	2,375
Other accrued liabilities	19,862	217,886
Total current liabilities	413,017	1,573,623

Long-term liabilities, less current portion
Capital lease	687	2,472
Total long term liabilities	687	2,472

Total liabilities	413,704	1,576,095

Stockholders' equity
Preferred stock, 10,000,000 shares authorized, none outstanding
Common stock, par value $0.0001; 500,000,000 authorized, 121,933,309 issued at June 30, 2008	12,193	6,595
Additional paid-in capital	15,607,240	12,822,707
Deficit accumulated during development stage	(14,830,357)	(12,514,805)
Total stockholders' equity	789,076	314,497
Total liabilities and stockholders' equity	$1,202,780	$1,890,592

The accompanying notes are an integral part of these statements.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,		For the Period from December 26, 2000 (Inception) to June 30,
	2008	2007	2008	2007	2008

Sales revenue	$—	$—	$—	$—	$220,939

Cost of sales	—	—	—	—	345,173

Gross Profit	—	—	—	—	(124,234)

Expenses
Payroll and employee benefits	391,087	362,404	1,079,056	895,595	5,765,963
Research and development	11,288	105,890	65,614	195,388	2,158,549
General and administrative	410,716	468,044	1,052,578	847,592	4,948,598
Sales and marketing	13,354	84,973	68,651	119,891	610,990
Depreciation and amortization	28,090	23,973	55,374	42,105	390,616
Interest and debt discount amortization	647	141,722	1,210	142,841	1,011,312
Total expenses	855,182	1,187,006	2,322,483	2,243,412	14,886,028

Other income	43	3,907	6,931	26,951	179,905

Net loss	$855,139	$1,183,099	$2,315,552	$2,216,461	$14,830,357

Net loss per share attributable to common stockholders, basic and diluted	$0.01	$0.08	$0.02	$0.15	$1.02

Shares used in computing basic and diluted net loss per share attributable to common stockholders	121,908,584	14,496,172	118,108,697	14,349,733	14,560,785

The accompanying notes are an integral part of these statements.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Condensed Consolidated Statements of Stockholders’ Equity

For the Period From December 26, 2000 (Inception) to June 30, 2008

	Common Stock		Preferred Stock Series A		Additional Paid-In	Deficit Accumulated During Development	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity

December 26, 2000 - initial issuance of shares at $0.02 per share	5,020,000	$100,400	—	$—	$918	$—	$101,318
Net loss from inception to December 31, 2003	—	—	—	—	—	(777,717)	(777,717)
Balance at December 31, 2003	5,020,000	100,400	—	—	918	(777,717)	(676,399)
Issuance of Series A preferred stock for $2,954,832 cash consideration, conversion of convertible notes and accrued interest	—	—	12,549,568	4,113,879	—	—	4,113,879
Net loss for the year ended December 31, 2004	—	—	—	—	—	(1,444,557)	(1,444,557)
Balance at December 31, 2004	5,020,000	100,400	12,549,568	4,113,879	918	(2,222,274)	1,992,923
Share-based compensation - employee	—	—	—	—	14,000	—	14,000
Share-based compensation - non-employee	—	—	—	—	5,000	—	5,000
Net loss for the year ended December 31, 2005	—	—	—	—	—	(2,497,019)	(2,497,019)
Balance at December 31, 2005	5,020,000	100,400	12,549,568	4,113,879	19,918	(4,719,293)	(485,096)
Issuance of Series A-1 preferred stock for $1,993,453 cash consideration, conversion of convertible notes and accrued interest in January and May 2006	—	—	16,666,667	2,500,000	—	—	2,500,000
Issuance of Common Stock at $0.02 upon exercise of options	302,679	6,054	—	—	(248)	—	5,806
Grant date fair value of stock options granted to employees	—	—	—	—	52,267	—	52,267
Grant date fair value of stock options granted to non-employees	—	—	—	—	5,096	—	5,096
Compensation resulting from management exercise of option bonus	4,599,626	197,785	—	—	(52,267)	—	145,518
Balance prior to September 27, 2006 Recapitalization	9,922,305	304,239	29,216,235	6,613,879	24,766	(4,719,293)	2,223,591
Conversion of preferred shares to common	45,948,992	6,613,879	(29,216,235)	(6,613,879)	—	—	—
Cancellation of Surfect Technologies, Inc. (STI) Common Stock	(55,548,618)	(6,904,243)	—	—	6,904,243	—	—
Conversion of Windy Creek Developments Common Stock upon merger with Windy Creek-DE	2,500,001	250	—	—	41,750	—	42,000

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Condensed Consolidated Statements of Stockholders’ Equity

For the Period From December 26, 2000 (Inception) to June 30, 2008 (continued)

	Common Stock		Preferred Stock		Additional Paid-In	Deficit Accumulated During the Development	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity

Purchase and cancellation of STI non-qualified investor common shares	(322,679)	$(13,875)	—	$—	$—	$—	$(13,875)
Issuance of SHI Common Stock to STI Holders	8,001,666	800	—	—	—	—	800
Issuance of Common stock for net proceeds of $2,950,630 cash, and including conversion of a $500,000 demand note payable to a principal shareholder	3,700,000	370	—	—	2,950,260	—	2,950,630
Net loss for the year ended December 31, 2006	—	—	—	—	—	(2,950,114)	(2,950,114)
Balance at December 31, 2006	14,201,667	1,420	—	—	9,921,019	(7,669,407)	2,253,032
Penalty shares issued due to delayed registration	112,000	11	—	—	(11)	—	—
Issuance of common stock to originate $1,500,000 convertible promissory notes payable	660,000	66	—	—	620,334	—	620,400
Issuance of common stock to originate $300,000 convertible promissory notes payable	144,000	14	—	—	136,786	—	136,800
Issuance of common stock as a portion of severance to employee	50,000	5	—	—	29,995	—	30,000
Issuance of common stock to a consultant	75,000	8	—	—	15,750	—	15,758
Net proceeds from issuance of common stock at $0.04 per share	21,500,000	2,150	—	—	764,869	—	767,019
Issuance of common stock to a bridge loan holder in exchange for $188,750 demand note	200,000	20	—	—	188,730	—	188,750
Issuance of common stock to bridge loan holders to convert $995,000 of debt plus related accrued interest	29,007,282	2,901	—	—	1,038,494	—	1,041,395
Share-based compensation - employee	—	—	—	—	46,470	—	46,470
Share-based compensation - non-employee	—	—	—	—	60,271	—	60,271
Net loss for the year ended December 31, 2007	—	—	—	—	—	(4,845,398)	(4,845,398)
Balance at December 31, 2007	65,949,949	6,595	—	—	12,822,707	(12,514,805)	314,497

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Condensed Consolidated Statements of Stockholders’ Equity

For the Period From December 26, 2000 (Inception) to June 30, 2008 (continued)

	Common Stock		Preferred Stock		Additional Paid-In	Deficit Accumulated During the Development	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity

Balance at December 31, 2007	65,949,949	$6,595	—	—	$12,822,707	$(12,514,805)	$314,497
Issuance of common stock to bridge loan holder to convert $50,000 of debt plus related accrued interest	1,530,860	153	—	—	51,512	—	51,665
Issuance of common stock to short term note holders to convert $140,000 of debt	7,000,000	700	—	—	139,300	—	140,000
Net proceeds of $1,697,880 from issuance of common stock at $0.04 per share	47,065,000	4,707	—	—	1,693,173	—	1,697,880
Issuance of common stock as a portion of severance to employee	112,500	11	—	—	13,489	—	13,500
Issuance of common stock to a consultant	150,000	15	—	—	17,985	—	18,000
Share-based compensation - employee	—	—	—	—	472,681	—	472,681
Share-based compensation - non-employee	—	—	—	—	239,304	—	239,304
Net loss for the quarter ended March 31, 2008	—	—	—	—	—	(1,460,413)	(1,460,413)
Balance at March 31, 2008(1)	121,808,309	12,181	—	—	15,450,151	(13,975,218)	1,487,114
Issuance of common stock upon exercise of warrants at $0.08 per share	125,000	12	—		9,988		10,000
Share-based compensation - employee	—	—	—	—	130,408		130,408
Share-based compensation - non-employee	—	—	—	—	16,693		16,693
Net loss for the quarter ended June 30, 2008	—	—	—	—	—	(855,139)	(855,139)
Balance at June 30, 2008(1)	121,933,309	$12,193	—	$—	$15,607,240	$(14,830,357)	$789,076

———————

(1) The period from January 1 through June 30, 2008 is unaudited.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,		For the Period from December 26, 2000 (Inception) to June 30,
	2008	2007	2008
Operating activities
Net loss	$(2,315,552)	$(2,216,461)	$(14,830,357)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	55,374	47,105	390,616
Loss on disposal of assets	—	—	26,873
Stock based compensation	890,586	47,943	1,299,697
Interest accrued converted to preferred stock	—	—	120,426
Interest accrued converted to common stock	—	—	46,395
Expenses payable converted to preferred stock	—	—	45,168
Warranty recovery	—	—	(44,189)
Inventory impairment charged to cost of sales	—	—	278,628
Amortization of debt discount	—	124,080	757,200
Changes in operating assets and liabilities
Inventory	(8,845)	(508,861)	(872,214)
Prepaid expenses and other current assets	33,502	(21,306)	(87,622)
Accounts payable	42,175	(162,031)	390,501
Other Accrued liabilities	(196,359)	(14,400)	65,716
Net cash used in operating activities	(1,499,119)	(2,703,931)	(12,413,162)

Investing activities
Investment in intangibles	—	(17,016)	(215,780)
Investment in fixed assets	(680)	(46,727)	(496,518)
Net cash used in investing activities	(680)	(63,743)	(712,298)

Financing activities
Proceeds from notes payable	—	1,500,000	4,379,506
Repayments on notes payable	(50,036)	(39,120)	(1,005,755)
Proceeds from loans from officers	—	—	86,769
Repayments on loans from officers	—	—	(86,769)
Net proceeds from issuance of common stock	1,707,880	—	5,026,847
Proceeds from issuance of preferred stock	—	—	4,948,285
Net payments against capital lease	(1,506)	(951)	(8,350)
Repayments on leasehold improvement notes	—	—	(46,161)
Net cash provided (and used) by financing activities	1,656,338	1,459,929	13,294,372

Net increase (decrease) in cash and cash equivalents	156,539	(1,307,745)	168,912
Cash and cash equivalents at beginning of period	12,373	1,983,325	—
Cash and cash equivalents at end of period	$168,912	$675,580	$168,912

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Unaudited Condensed Consolidated Statements of Cash Flows (continued)

	Six Months Ended June 30,		For the Period from December 26, 2000 (Inception) to December 30,
	2008	2007	2007

Interest paid	$1,210	$6,261	$79,574

Supplemental Schedule of Noncash Investing and Financing Activities

Copier acquired under capital lease	$—	$—	$11,691
Leasehold improvements acquired via notes payable	—	—	46,161
Series A preferred stock issued for $1,000,000 in demand notes payable, $113,879 of accrued interest and $45,168 related accounts payable	—	—	1,159,047
Series A-1 preferred stock issued for $1,993,453 in cash consideration, convertible demand notes payable of $500,000 and accrued interest	—	—	500,000
Conversion of $500,000 demand note for 500,000 shares of common stock and warrants to purchase 250,000 shares (See Note 12 below)	—	—	500,000
Issuance of 400,000 shares of common stock to investor relations consultants as part of recapitalization	—	—	400,000
Debt discount in connection with issuance of 660,000 shares of common stock and bridge loan of $1,500,000	—	620,400	620,400
Debt discount in connection with issuance of 144,000 shares of common stock and bridge loan of $300,000	—	—	136,800
Conversion of $188,750 demand note for 200,000 shares of common stock	—	—	188,750
Common stock issued in exchange for $995,000 bridge loans plus accrued interest	—	—	1,041,395
Transfer of inventory to fixed assets	—	—	211,374
Write-off of fully depreciated fixed assets	—	—	68,745
Issuance of common stock to bridge loan holder to convert $50,000 of debt plus related accrued interest	51,665	—	51,665
Issuance of common stock to short term note holders to convert $140,000 of debt.	140,000	—	140,000

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2008

1.

Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements of Surfect Holdings, Inc. and Subsidiary (the Company) have been prepared in conformity with accounting principles generally accepted in the United States (US GAAP). The preparation of these financial statements requires management to make estimates and assumptions, which could differ materially from actual results. In addition, certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed, or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Operating results for the six month period ended June 30, 2008 is not necessarily indicative of the results that may be expected for the year ending December 31, 2008, or any future period. The preparation of these condensed consolidated financial statements in conformity with accounting principles generally accepted for reporting on interim periods in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.

In the opinion of management, the financial statements include all adjustments (which are of a normal and recurring nature) necessary for the fair presentation of the results of the period presented. These condensed consolidated financial statements should be read in conjunction with the Company’s audited December 31, 2007 consolidated financial statements and notes thereto included in the Company’s Report on Form 10-KSB dated March 31, 2008.

The unaudited condensed consolidated financial statements as of June 30, 2008 for the six month period then ended include the financial position and historical operating results of Surfect Holdings, Inc. (fka Windy Creek Developments, Inc.) and its wholly-owned subsidiary, Surfect Technologies, Inc. The Company has been in the development stage since its formation. All losses accumulated since the inception of the Company have been considered as part of the Company’s development stage activities.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced net losses since its inception through June 30, 2008 and expects such losses to continue as it begins commercializing its product. The Company also anticipates further research and development programs as it continues to develop its products.

As shown in the accompanying financial statements, Surfect has incurred net losses since its inception and net losses have continued to the date of these financial statements. During 2007, Surfect received net proceeds of $767,019 from equity funding, a $1,800,000 bridge financing and $140,000 of short-term convertible notes to meet its short-term working capital needs. On January 11, 2008 and January 16, 2008, the Company sold additional equity securities and received gross proceeds of $1,430,000 and $395,000, respectively. However, Surfect remains in the development stage and its ability to continue as a going concern is initially dependent on its ability to raise adequate capital to fund necessary market entry activities and subsequently on sufficient inflow of operating revenue derived from sale of its products at sufficient profit margin to cover operating expenses. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Endeavoring to secure the Company’s ability to continue as a going concern, management is continuing to pursue additional working capital to fund operations until the Company has reached a point where its cash requirements can be met by the cash generated from ongoing operations. No assurances can be made that the Company will be successful in obtaining such additional working capital.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2008

1.

Basis of Presentation and Summary of Significant Accounting Policies (continued)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary, Surfect Technologies, Inc. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the reported periods. Management bases its estimates and assumptions on historical experience and on various other assumptions that it believes are reasonable under the circumstances. Actual results could differ from those estimates.

Concentration of Risk

Credit Concentration—Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of deposits in excess of FDIC limits. The Company’s demand deposits are placed with major financial institutions, and management believes that it is not exposed to undue credit risk for any demand deposits that may, from time to time, exceed the federally insured limits.

Financing Concentration—The Company remains in the development (preoperational) stage and the majority of its debt and equity financing has come from a limited number of investors.

Supplier Concentration—The Company is heavily reliant on outsourcing firms to develop tooling and manufacturing processes to bring its products to market. The Company is attempting to develop additional alternate relationships to diversify its risk concentration.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Inventories

Inventories are carried at the lower of first-in, first out (FIFO) cost or net realizable value. The Company reviewed its inventories to identify items with cost in excess of estimated net realizable value and recorded an impairment allowance of $278,628 as a cost of sales at December 31, 2007. During the quarter ended June 30, 2008, the Company again reviewed its inventory valuation and determined that no additional impairment allowance was needed. It is reasonably possible that the company’s estimates of net realizable values could be revised again in the near term due to technological and other changes.

Fixed Assets, Depreciation and Amortization

Fixed assets are carried at cost. Costs are reviewed regularly for idle and obsolete items. No assets are considered impaired in value at any balance sheet date reported herein.

Depreciation and amortization has been provided by the Company in order to reduce the net value of equipment over estimated useful lives. The Company uses the straight-line method for financial reporting purposes for all classes of assets. Office and computer equipment, including computer software, are depreciated and amortized over five and three year lives, respectively. Furniture and machinery are depreciated over seven year lives. Leasehold improvements are amortized over the original term of the lease or the remaining life of the lease improvements whichever is shorter.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2008

1.

Basis of Presentation and Summary of Significant Accounting Policies (continued)

Loss per Common Share

Loss per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128 “Earnings Per Share,” which provides for the calculation of “Basic” and “Diluted” earnings per share. Basic loss per share includes no dilution and is computed by dividing (loss) to common shareholders by the number of common shares outstanding at the end of each period. Diluted loss per share excludes common shares potentially issuable as a result of possible exercise or conversion of promissory notes, warrants and stock options, since their impact would be anti-dilutive.

Share-based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Compensation for calculating employee stock-based compensation expense. The standard was adopted using the modified prospective transition method which does not require restatement of prior periods’ results. The standard involves fair value determination of options at the grant date using various factors including weighted average future expected volatility of the stock, grantee turnover rates, risk-free interest rate and expected terms of the options. The calculated employee compensation cost is expensed over the requisite service period of the award, which is generally the vesting term of the options. As the Company was privately-held prior to the merger in September 2006, the volatility of its common stock has been based upon a study of the historical volatility of five similar high tech companies in their first five years of public trading. Limited comparable entities or indexes were available for comparison.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123(R) and the Emerging Issues Task Force (“EITF”) Issue No. 96-18. “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling Goods or Services” (EITF 96-18) which require that such equity instruments are recorded at their fair value on the measurement date, which date is typically upon the inception of the services that will be performed.

Other Comprehensive Income

From inception through December 31, 2007 and June 30, 2008, the Company had no changes in equity which constitute components of other comprehensive income.

Research and Development Expenses

Research and Development (R&D) expense consists of project materials, laboratory costs, consulting fees and other costs associated with product development efforts. Research and development costs are expensed as incurred. Research and development expense amounts reported include non payroll amounts. Payroll costs of research and development are reported as payroll.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2008

2.

Issuance of New Securities

(a) 2007 Equity Transactions

Equity Raise - On November 30, 2007, the Company accepted subscriptions in a private offering for (i) 21,500,000 shares of Common Stock, and (ii) five-year warrants to purchase 21,500,000 shares of Common Stock at an exercise price of $0.08 per share, for which the Company received gross proceeds of $860,000 and net proceeds of $767,019. The warrants may be exercised, at the option of the holder, by cash payment of the exercise price or by “cashless exercise”

Agreement with Certain Bridge Investors - On December 14, 2007 the Company entered into a Waiver and Investment Agreement and an Acknowledgement and Agreement to Modification of Waiver and Investment Agreement (collectively, the “Waiver”) with the holders of the Company’s outstanding 10% senior secured convertible notes (the “Bridge Notes”) in the principal amount of $995,000 (“Bridge Investors”). Pursuant to the Waiver, the Bridge Investors agreed to cancel the Bridge Notes which matured on October 29, 2007 and to waive any and all existing or prior breaches or defaults under the Bridge Notes and any other rights, including the penalties to which the Bridge Investors were entitled in exchange for the right to convert the outstanding principal amount of the Bridge Notes, plus all accrued and unpaid interest through November 30, 2007 into (i) shares of the Company’s common stock par value $0.0001 per share (“Common Stock”) at a conversion price of $0.04 per share and (ii) a five-year year warrant to purchase the same number of shares of Common Stock issued upon conversion of the Bridge Notes, at an exercise price of $0.08 per share.

Pursuant to the terms of the Waiver, on December 14, 2007 the Company issued (i) 25,658,000 shares of Common Stock, and (ii) five-year warrants to purchase 26,034,863 shares of Common Stock at an exercise price of $0.08 per share (the “Warrant Shares”), to the Bridge Investors. The warrants provide the holder with anti-dilution price protection. The Common Stock and warrants were offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933.

In addition, pursuant to the terms of the Waiver and the Bridge Investors agreeing to convert the Bridge Notes, the Company issued an additional 3,349,282 shares of Common Stock to these Bridge Investors pro rata with their Bridge Note investment. These shares represent a distribution of 5,000,000 shares overall as a condition of the bridge loan conversion, 239,234 of which were distributed to the remaining bridge holder in January, 2008 and a Substitute Warrant for 1,411,483 shares which was distributed to an investor to purchase shares of the Company’s stock at $0.0001. Except for the exercise price, the Substitute Warrant has the same terms as the Bridge Investor Warrants.

(b) 2008 Equity Transactions

On January 11, 2008 and January 16, 2008, the Company accepted subscriptions from accredited investors in a private offering for (i) 35,750,000 and 9,875,000 shares of Common Stock, respectively, and (ii) five-year warrants to purchase 35,750,000 and 9,875,000 shares of Common Stock, respectively, at an exercise price of $0.08 per share, for which the Company received gross proceeds of $1,430,000 and $395,000, respectively and resulted in net proceeds of $1,697,880 after placement agent fees of $127,120 .These funds included $765,000 received through December 31, 2007.

This equity funding also included issuing 1,530,860 of Common Stock in exchange for the remaining $50,000 of Bridge Note outstanding which converted to 1,530,860 shares of Common Stock at $0.04 per share and 1,291,625 warrants to purchase shares of Common Stock at $0.08 per share, as well as $140,000 of Short Term Notes which were converted into 7,000,000 shares of Common Stock at $0.02 per share and 7,000,000 warrants to purchase shares at $0.08.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2008

2.

Issuance of New Securities (continued)

In February, 2008 the Company issued 1,440,000 shares of Common Stock to a placement agent for services provided to the Company in connection with the Company’s Bridge Loan and the obtaining of waivers from the Bridge Investors.

Pursuant to a Registration Rights Agreement, the Company agreed to file a registration statement covering the resale of the Common Stock, no later than January 25, 2008 (the “Filing Date”). The Company filed the registration statement on January 25, as required.

In addition, the registration statement was required to be declared effective on or before 60 days from the Filing Date, which did not occur. Due to the delay, each investor in the offering is entitled to liquidated damages, payable in cash or Common Stock, at the company’s option, equal to 1% of the aggregate purchase price paid by such investor for the securities, and an additional 1% for each additional month that the Company does not cause it to be declared effective. Notwithstanding the foregoing, in no event shall liquidated damages exceed 10% of the aggregate gross proceeds of the offering.  To date, the Company has issued 106,303,142 shares of Common Stock. The penalty is limited to those shares which the SEC does not exclude from the registration statement; only 2,764,507 shares are contained in the registration statement, which has not been declared effective.

On April 15, 2008 an investor exercised a warrant to purchase 125,000 shares of Common Stock at an exercise price of $0.08 for total proceeds of $10,000.

On April 16, 2008, the board of directors resolved to ratify the action of the Company in entering into an amendment to the Company’s agreement with Westminster Securities Corporation (“Westminster”) in conjunction with the recent equity financing completed in January 2008. The amendment provided for 9% warrant coverage for certain third party investment banking transactions, resulting in the issuance of 2,497,500 additional warrants to Westminster on the same terms and conditions as if they had been issued as of the date of the original warrants. As a result, Westminster received a total of 11,487,500 warrants to purchase shares of the Company’s Common Stock at $0.04 per share, some of which were then disbursed to third party investment banking groups who assisted in the financing.

3.

Inventories

The Company outsources all of its inventory manufacturing except for final assembly and as such generally carries finished good inventory, as well as some work in process sub-assemblies obtained from vendors in advance of final assembly. At June 30, 2008, the Company’s inventory consisted of two finished tools and certain associated replacement parts. These tools and replacement parts have both hardware and/or programming considered by the Company to be marketable to end customers in their present form. During the first quarter of 2008, the Company shipped and placed one tool with a potential customer, per a conditional purchase order. Sales will be recognized if and when customer acceptance of this tool is confirmed. The Company anticipated shipment and placement of a second tool prior to June 30, 2008, but the purchase order was canceled by the customer prior to tool shipment. The company is seeking placement of this tool with other customers, but does not yet possess a replacement purchase order.

During 2007, the Company transferred its oldest production tool from finished goods inventory into fixed assets at its Tempe, AZ facility and began utilizing this tool for customer service related tasks anticipated to generate future revenue from plating activities. As a result, the value of this tool, $211,374, was reclassified as a fixed asset, to be depreciated over its useful life.

4.

Intangibles

Patents at June 30, 2008 and December 31, 2007, include capitalized costs of $39,162 and $40,305, respectively, net of amortization of $6,652 and $5,508, respectively. These balances consist of filing fees and executory costs related to acquiring a trademark and U.S. and international patents. Costs incurred to acquire trademarks and pending patents with related costs of $169,966, have not commenced amortization pending receipt of the related trademarks and patents. None of these costs are considered impaired at any balance sheet date reported herein.

Filing fees and executory costs associated with patent applications are capitalized at the time incurred. Upon acceptance of a patent filing, the Company amortizes the costs over the associated life of the patent. In the event of denial or in the event a capitalized patent is deemed to be without worth, the unamortized balance is expensed.

5.

Notes Payable

	June 30, 2008	December 31, 2007

Bridge note, 10% per annum, interest accrued monthly, subsequently converted to equity	$—	$50,000
12% senior secured convertible note, converted to equity in January 2008	—	140,000
Note to insurance carrier, 8.5% interest (cleared in June, 2008)	—	50,036
	$—	$240,036

Bridge Financing - On June 1, 2007, the Company issued 10% senior secured convertible promissory notes due October 29, 2007 (“Bridge Notes”), to certain accredited investors in the principal amount of $1,500,000 for which the Company received net proceeds of $1,475,000. The Bridge Notes were collateralized by all of the Company’s assets and the assets of its subsidiary. On July 20, 2007 the Company issued additional Bridge Notes in the principal amount of $300,000, all of which the Company received as net proceeds. A total of 804,000 shares of the Company’s Common Stock were issued as additional consideration to lenders.

During the final quarter of 2007, all but $50,000 of the Bridge Notes were either repaid in cash or were converted to Common Stock plus warrants. On January 11, 2008, the remaining $50,000 Bridge Notes were converted to common shares and warrants in the same manner as the other Bridge Notes.

On December 6, 2007 and December 14, 2007 the Company issued short-term promissory notes (“Short-Term Notes”), in the aggregate principal amounts of $100,000 and $40,000, respectively, which notes bear interest at the rate of 12% per annum, and which outstanding principal and accrued interest, pursuant to the terms of the Short-Term Notes, automatically converted into the same securities offered in our private placement offering at a 50% discount to the offering price on January 11, 2008.

6.

Income Taxes

The Company had no taxable income and no income tax liability during the periods reported.

Through June 30, 2004, the Company was an S corporation and its taxable income and losses flowed through to its shareholders. Effective July 1, 2004, as a result of venture capital investment, the Company was required to file its tax returns as a C corporation whereby the Company became responsible for paying its income tax liabilities. For the period from July 1, 2004 through June 30, 2008, the Company incurred taxable losses totaling approximately $13,281,000, which are available to offset future taxable income through 2026, subject to ownership change limitations.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2008

7.

Stock Options

On June 30, 2008, the Company had two share-based compensation plans which are described below. The compensation cost that has been charged to operations for those plans was approximately $859,086 for the six months ended June 30, 2008.

The Company’s 2006 Stock Plan was adopted by the directors and stockholders on September 25, 2006. The purpose of the Plan was to provide an incentive to retain directors, officers, consultants and employees of the Company and its affiliates whose services are considered valuable. Under the Plan, the Company was authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-qualified stock options and restricted stock. The Plan was administered by the Company’s board of directors. Option awards were granted at an exercise price equal to the average closing price of the Company’s Common Stock for the 10 trading days immediately prior to the grant; those options generally vest based upon a one to three-year period of continuous service and have a 10 year term. As of June 30, 2008, options to purchase 1,115,452 shares of Common Stock were outstanding, of which 409,138 are vested, and 384,548 shares of Common Stock remain unissued under this Plan.

On March 22, 2008, the Board of Directors adopted the 2008 Equity Incentive Plan. A total of 58,000,000 shares of Common Stock were reserved for issuance under the 2008 Equity Incentive Plan. This Plan is intended to advance the interests of the Company by enhancing the ability of the Company to attract and retain qualified employees, consultants, officers, and directors by creating incentives and rewards for their contributions to the success of the Company. This Plan is administered by the Company’s board of directors, with the advice and recommendation of the compensation committee. Option awards are granted at an exercise price equal to the closing price of the Company’s Common Stock for the last trading day immediately prior to the grant; those options generally vest over a three-year period of continuous service in three month increments and have a five year term. As of June 30, 2008, options to purchase 53,151,929 shares of Common Stock were outstanding, of which 11,329,092 are vested and 4,848,071 shares of Common Stock remain unissued under this Plan. Additionally, certain members of the Company’s management held 1,998,334 options granted or converted when the company completed its Merger and Recapitalization in September 2006. Of this amount, a total of 955,462 options remain outstanding at June 30, 2008 and 612,503 are vested.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2008

7.

Stock Options (continued)

A summary of the status of the outstanding options (which includes employees and non-employees) and the changes during the three months ended June 30, 2008 is presented in the table below:

	Number of Options			Weighted
	Employee	Non-Employee	Total	Average Exercise Price

Balance December 31, 2007	2,085,368	410,392	2,495,760	$0.54
Granted	49,742,274	3,409,655	53,151,929	0.15
Exercised	—	—	—	—
Forfeited	(424,846)	—	(424,846)	0.58
Balance June 30, 2008	51,402,796	3,820,047	55,222,843	$0.16

	Number of Options Vested
	Employee	Non-Employee	Total

Vested at December 31, 2007	579,872	231,901	811,773
Vested during period	9,207,315	2,444,067	11,651,382
Exercised during period	—	—	—
Forfeited during period	(112,423)	—	(112,423)
Vested at June 30, 2008	9,674,764	2,675,968	12,350,732

On March 22, 2008 the board of directors granted 7,540,179 five year fully vested options to key management personnel in recognition of exceptional support to the Company. Also, on that same day, in conjunction with terms of the equity financing completed in January 2008, the board granted 45,611,750 options to employees, key consultants and non-management board members under the 2008 Equity Incentive Plan.

A summary of the Company’s stock options outstanding and exercisable at June 30, 2008 is presented in the table below:

	Option exercise price								Total	Intrinsic Value
	$0.12	$0.14	$0.15	$0.22	$0.30	$0.90	$1.13	$2.27

Outstanding	8,390,179	348,452	44,761,750	72,000	955,462	325,000	345,000	25,000	55,222,843	$—

Weighted average remaining contractual life of options outstanding (in years)	4.73	5.50	4.73	9.36	7.82	9.03	8.76	8.42	4.84

Exercisable	7,611,012	285,816	3,718,080	—	612,503	—	114,988	8,333	12,350,732	$—

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2008

7.

Stock Options (continued)

The Company has determined that shares of Common Stock for future exercise shall be from authorized but un-issued shares of stock.

Accounting for option grants to employees

The fair value of each option award is estimated on the date of grant using the Black-Sholes option valuation model. Because option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed. As the Company was privately held prior to its recent recapitalization, its volatility has been based upon a study of the historical volatility of five similar high tech companies in their first five years of public trading. Limited comparable entities or indexes were available for comparison. The selected companies were semiconductor and healthcare equipment manufacturers who have become public entities during the last ten years and progressed through a startup process similar to the Company’s. Weighted average volatility was calculated using the first five years of trading history for the mean company within this representative group.

The Company uses historical data to estimate option exercise and employee forfeiture within the valuation model; separate groups of employees that have similar exercise and/or termination behavior (such as management vs. non-management labor) are treated independently for valuation purposes. Considering the startup mode under which the Company has functioned to date, it is believed that the forfeiture rate of management and employees will decrease from historic rates. As a result, historic forfeiture rates have been reduced by one half to estimate future behavior. The risk free rate for the periods within the contractual life of the option are based upon the US Treasury yield curve at the time of the grant.

As a result of adopting SFAS 123(R), share-based employee compensation expense of $130,408 was recorded during the quarter ended June 30, 2008. At June 30, 2008, the unamortized amount of stock-based compensation to employees under SFAS 123(R) was approximately $1,338,533, and will continue to be amortized quarterly over a period of less than three years.

Option Grants to Non-employees

For non-employees, the rate of non-exercise was assumed to be zero, since there is no forfeiture provision assigned to these options. Although these options expire five to ten years from the date of grant, an expected life of approximately 3 years was utilized in the calculation to account for the fact that their exercise will likely occur in a more expedited fashion, with limited forfeiture.

For the quarter ended June 30, 2008, stock based compensation expense of $16,693 was recorded for non-employees related to the grant of non-transferable stock options to purchase 3,820,047 shares of the Common Stock issued in connection with ongoing consulting service arrangements begun at various dates. At June 30, 2008, the unamortized amount of non-employee share-based expense was $210,023 which will continue to be amortized quarterly over a period of less than three years.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2008

8.

Commitments

In February 2007, the Company entered into a two year facility lease for a 5,250 square foot customer sales and service center located in Tempe, Arizona which later in the year was designated as the corporate headquarters. Monthly lease expense is approximately $5,400, including fees and taxes. Rent expense including required facility maintenance for the period ended June 30, 2008 and fiscal year 2007 were approximately $32,900 and $54,600 respectively. The remaining obligation on the lease through January 2009 is approximately $45,900.

During 2007, the Company entered into a 48 month operating lease for office equipment, with monthly payments of $605 (approximately $3,600 for the period ending June 30, 2008 and $5,000 total payments in 2007). The remaining obligation on the lease through April 2010 is approximately $20,400.

In January 2008, the Company entered into a severance agreement with an ex-employee which included the issuance of 112,500 shares of its restricted Common Stock. This award was approved by the board of directors on March 22, 2008 and these shares are reflected in the Statement of Stockholders Equity at their value on the award date at a price of $0.12 per share.

In addition, in January, 2008, the Company entered into a six month agreement with a public relations consultant which included the award of 150,000 shares of its restricted Common Stock. This award was approved by the board of directors on March 22, 2008 and these shares are reflected in the Statement of Stockholders Equity at their value on the award date which was $0.12 per share.

On May 6, 2008, the Company announced the appointment of Innovator Capital Limited (London, UK) as a financial advisor to the company to provide expert strategic and international capital market advice, transaction arrangement, and merger and acquisition services at a monthly fee of $20,000 for a 12 month period. In addition, Innovator will assist the Company with efforts to list the Company’s securities for trading on a European exchange.

9.

Subsequent Events

In July 2008, the Company entered into six month service agreements with Crescendo Investor Relations and Rooney Public Relations at monthly fees of $12,000 and $10,000 respectively to assist with investment and marketing efforts. Both agreements are renewable at the expiration of their six month terms.

On July 31, 2008, the Company accepted subscriptions in connection with our private placement with two investment funds raising $400,000 in gross proceeds from the sale of 8,000,000 shares of common stock at $0.05 per share. Mr. Mark T. Cox, one of our directors, is chief executive officer of both of the funds and has sole voting and investment power over shares held by them. He disclaims beneficial ownership of the shares owned by them.

On August 4, 2008, the Company accepted a subscription in connection with our private placement raising $200,000 in gross proceeds from the sale of 4,000,000 shares of common stock at $0.05 per share.

On August 8, 2008, the Company accepted a subscription in connection with our private placement raising $800,000 in gross proceeds from the sale of 16,000,000 shares of common stock at $0.05 per share.

During the third quarter it was determined that the Company’s first tool placement will not be accepted by the customer as was previously anticipated. As a result, this tool will be returned to the Company and no revenue will be recognized. The carrying value of the tool was previously and continues to be reflected in inventory.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the use in this Registration Statement on Form S-1/A, of our report dated March 26, 2008, related to the financial statements of Surfect Holdings, Inc. and subsidiary as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 and for the period from inception (December 26, 2000) through December 31, 2007. We also consent to the reference to our firm under the caption “Experts” contained in said Registration Statement filed with the Securities and Exchange Commission.

Albuquerque, New Mexico

September 2, 2008

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Consolidated Balance Sheets

December 31, 2007 and 2006

	December 31, 2007	December 31, 2006
	(unaudited)
Assets

Current assets
Cash and cash equivalents	$12,373	$1,983,326
Cash escrowed in advance of equity financing	765,000	––
Inventory	373,366	359,984
Prepaid expenses and other current assets	121,123	130,295
Total current assets	1,271,862	2,473,605

Fixed assets
Furniture and machinery	467,854	256,479
Office and computer equipment	140,014	111,829
Leasehold improvements	36,697	69,339
	644,565	437,647
Less accumulated depreciation and amortization	(236,106)	(216,230)
Total fixed assets	408,459	221,417

Intangibles
Pending patents	169,966	107,721
Issued patents, net of accumulated amortization of $6,652 and $5,508 as of June 30, 2008 and December 31, 2007, respectively	40,305	42,590
Total intangibles	210,271	150,311

Total assets	$1,890,592	$2,845,333

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Consolidated Balance Sheets – continued

December 31, 2007 and 2006

	December 31, 2007	December 31, 2006
	(unaudited)
Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$348,326	$305,725
Escrowed proceeds from equity offering	765,000	––
Notes payable	240,036	45,868
Current portion of capital lease	2,375	2,125
Warranty reserve	––	44,189
Other accrued liabilities	217,886	189,299
Total current liabilities	1,573,623	587,206

Long-term liabilities, less current portion
Capital lease	2,472	5,095
Total long-term liabilities	2,472	5,095

Total liabilities	1,576,095	592,301

Stockholders' equity
Preferred stock, 10,000,000 shares authorized, none outstanding	––	––
Common stock, par value $0.0001; 500,000,000 authorized, 65,949,949 issued at December 31, 2007	6,595	1,420
Additional paid-in capital	12,822,707	9,921,019
Deficit accumulated during development stage	(12,514,805)	(7,669,407)
Total stockholders' equity	314,497	2,253,032
Total liabilities and stockholders' equity	$1,890,592	$2,845,333

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Consolidated Statements of Operations

Inception (December 26, 2000) through December 31, 2007

	Years ended December 31,			For the Period from December 26, 2000 (Inception) to December 31,
	2007	2006	2005	2007

Sales revenue	$––	$220,939	$––	$220,939

Cost of sales	234,439	110,734	––	345,173

Gross Profit	(234,439)	110,205	––	(124,234)

Expenses
Payroll and employee benefits	1,432,970	1,373,254	944,415	4,686,907
Research and development	331,511	599,547	727,321	2,092,935
General and administrative	1,740,422	852,480	649,872	3,896,020
Sales and marketing	206,549	134,169	113,743	542,339
Depreciation and amortization	90,907	97,784	71,815	335,242
Interest	855,736	10,772	4,578	1,010,102
Total expenses	4,658,095	3,068,006	2,511,744	12,563,545

Other income	47,136	7,687	14,725	172,974

Net loss	$4,845,398	$2,950,114	$2,497,019	$12,514,805

Net loss per share attributable to common stockholders, basic and diluted	$0.27	$0.40	$0.50	$1.74

Shares used in computing basic and diluted net loss per share attributable to common stockholders	17,950,743	7,434,904	5,020,000	7,202,050

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Consolidated Statements of Stockholders’ Equity

Inception (December 26, 2000) through December 31, 2007

	Common Stock		Preferred Stock Series A		Additional Paid-In	Deficit Accumulated During Development	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity

December 26, 2000 - initial issuance of shares at $0.02 per share	5,020,000	$100,400	––	$––	$918	$––	$101,318
Net loss from inception to December 31, 2003	––	––	––	––	––	(777,717)	(777,717)
Balance at December 31, 2003	5,020,000	100,400	––	––	918	(777,717)	(676,399)
Issuance of Series A preferred stock for $2,954,832 cash consideration, conversion of convertible notes and accrued interest	––	––	12,549,568	4,113,879	––	––	4,113,879
Net loss for the year ended December 31, 2004	––	––	––	––	––	(1,444,557)	(1,444,557)
Balance at December 31, 2004	5,020,000	100,400	12,549,568	4,113,879	918	(2,222,274)	1,992,923
Share-based compensation - employee	––	––	––	––	14,000	––	14,000
Share-based compensation - non-employee	––	––	––	––	5,000	––	5,000
Net loss for the year ended December 31, 2005	––	––	––	––	––	(2,497,019)	(2,497,019)
Balance at December 31, 2005	5,020,000	100,400	12,549,568	4,113,879	19,918	(4,719,293)	(485,096)
Issuance of Series A-1 preferred stock for $1,993,453 cash consideration, conversion of convertible notes and accrued interest in January and May 2006	––	––	16,666,667	2,500,000	––	––	2,500,000
Issuance of Common Stock at $0.02 upon exercise of options	302,679	6,054	––	––	(248)	––	5,806
Grant date fair value of stock options granted to employees	––	––	––	––	52,267	––	52,267
Grant date fair value of stock options granted to non-employees	––	––	––	––	5,096	––	5,096
Compensation resulting from management exercise of option bonus	4,599,626	197,785	––	––	(52,267)	––	145,518
Balance prior to September 27, 2006 Recapitalization	9,922,305	304,239	29,216,235	6,613,879	24,766	(4,719,293)	2,223,591
Conversion of preferred shares to common	45,948,992	6,613,879	(29,216,235	(6,613,879)	––	––	––
Cancellation of Surfect Technologies, Inc. (STI) Common Stock	(55,548,618)	(6,904,243)	––	––	6,904,243	––	––

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Consolidated Statements of Stockholders’ Equity — continued

Inception (December 26, 2000) through December 31, 2007

	Common Stock		Preferred Stock Series A		Additional Paid-In	Deficit Accumulated During Development	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity
Conversion of Windy Creek Developments Common Stock upon merger with Windy Creek-DE	2,500,001	250	––	––	41,750	––	42,000
Purchase and cancellation of STI non-qualified investor common shares	(322,679)	(13,875)	––	––	––	––	(13,875)
Issuance of SHI Common Stock to STI Holders	8,001,666	800	––	––	––	––	800
Issuance of Common stock for net proceeds of $2,950,630 cash, and including conversion of a $500,000 demand note payable to a principal shareholder	3,700,000	370	––	––	2,950,260	––	2,950,630
Net loss for the year ended December 31, 2006	––	––	––	––	––	(2,950,114)	(2,950,114)
Balance at December 31, 2006	14,201,667	1,420	––	––	9,921,019	(7,669,407)	2,253,032
Penalty shares issued due to delayed registration	112,000	11	––	––	(11)	––	––
Issuance of common stock to originate $1,500,000 convertible promissory notes payable	660,000	66	––	––	620,334	––	620,400
Issuance of common stock to originate $300,000 convertible promissory notes payable	144,000	14	––	––	136,786	––	136,800
Issuance of common stock as a portion of severance to employee	50,000	5	––	––	29,995	––	30,000
Issuance of common stock to a consultant	75,000	8	––	––	15,750	––	15,758
Net proceeds from issuance of common stock at $0.04 per share	21,500,000	2,150	––	––	764,869	––	767,019
Issuance of common stock to a bridge loan holder in exchange for $188,750 demand note	200,000	20	––	––	188,730	––	188,750
Issuance of common stock to bridge loan holders to convert $995,000 of debt plus related accrued interest	29,007,282	2,901	––	––	1,038,494	––	1,041,395
Share-based compensation - employee	––	––	––	––	46,470	––	46,470
Share-based compensation - non-employee	––	––	––	––	60,271	––	60,271
Net loss for the year ended December 31, 2007	––	––	––	––	––	(4,845,398)	(4,845,398)
Balance at December 31, 2007(1)	65,949,949	$6,595	––	$––	$12,822,707	$(12,514,805)	$314,497

———————

(1) Excludes 1,440,000 shares issued to a Placement Agent in February, 2008.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Consolidated Statements of Cash Flows

Inception (December 26, 2000) through December 31, 2007

	Years ended December 31,			For the Period from December 26, 2000 (Inception) to December 31
	2007	2006	2005	2007
Operating activities
Net loss	$(4,845,398)	$(2,950,114)	$(2,497,019)	$(12,514,805)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	90,907	97,784	71,814	335,242
Loss on disposal of assets	––	8,010	10,006	26,873
Stock based compensation	152,499	237,612	19,000	409,111
Interest accrued converted to preferred stock	––	6,547	––	120,426
Interest accrued converted to common stock	46,395	––	––	46,395
Expenses payable converted to preferred stock	––	––	––	45,168
Warranty recovery	(44,189)	––	––	(44,189)
Inventory impairment charged to cost of sales	278,628	––	––	278,628
Amortization of debt discount	757,200	––	––	757,200
Changes in operating assets and liabilities
Inventory	(503,385)	(359,984)	––	(863,369)
Prepaid expenses and other current assets	9,172	(114,861)	16,399	(121,124)
Accounts payable	42,601	110,444	158,762	348,326
Deposits payable	––	(261,750	(25,000	––
Accrued liabilities	28,587	189,417	(36,136	262,075
Net cash used in operating activities	(3,986,983)	(3,036,895)	(2,282,174	(10,914,043)

Investing activities
Investment in intangibles	(62,246)	(37,513)	(46,592)	(215,780)
Investment in fixed assets	(64,288)	(16,261)	(188,615)	(495,838)
Net cash used in investing activities	(126,534)	(53,774)	(235,207)	(711,618)

Financing activities
Bank overdraft	––	(114,136)	114,136	––
Proceeds from notes payable	1,944,168	1,135,338	300,000	4,379,506
Repayments on notes payable	(566,250)	(389,469)	––	(955,719)
Proceeds from loans from officers	––	––	––	86,769
Repayments on loans from officers	––	––	(457)	(86,769)
Net proceeds from issuance of common stock	767,019	2,450,630	––	3,318,967
Proceeds from issuance of preferred stock	––	1,993,453	––	4,948,285
Net payments against capital lease	(2,373)	(1,971)	(2,057)	(6,844)
Repayments on leasehold improvement notes	––	––	(14,428)	(46,161)
Net cash provided by financing activities	2,142,564	5,073,845	397,194	11,638,034

Net increase (decrease) in cash and cash equivalents	(1,970,953)	1,983,176	(2,120,187)	12,373
Cash and cash equivalents at beginning of period	1,983,326	150	2,120,337	––
Cash and cash equivalents at end of period	$12,373	$1,983,326	$150	$12,373

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

Consolidated Statements of Cash Flows - continued

Inception (December 26, 2000) through December 31, 2007

	Years ended December 31,			For the Period from December 26, 2000 (Inception) to December 31
	2007	2006	2005	2007

Interest paid	$50,376	$13,509	$1,841	$79,574

Supplemental Schedule of Noncash Investing and Financing Activities

Copier acquired under capital lease	$––	$––	$––	$11,691
Leasehold improvements acquired via notes payable	––	––	––	46,161
Series A preferred stock issued for $1,000,000 in demand notes payable, $113,879 of accrued interest and $45,168 related accounts payable	––	––	––	1,159,047
Series A-1 preferred stock issued for $1,993,453 in cash consideration, convertible demand notes payable of $500,000 and accrued interest	––	500,000	––	500,000
Conversion of $500,000 demand note for 500,000 shares of common stock and warrants to purchase 250,000 shares (See Note 11 below)	––	500,000	––	500,000
Issuance of 400,000 shares of common stock to investor relations consultants as part of recapitalization	––	400,000	––	400,000
Debt discount in connection with issuance of 660,000 shares of common stock and bridge loan of $1,500,000	620,400	––	––	620,400
Debt discount in connection with issuance of 144,000 shares of common stock and bridge loan of $300,000	136,800	––	––	136,800
Conversion of $188,750 demand note for 200,000 shares of common stock	188,750	––	––	188,750
Common stock issued in exchange for $995,000 bridge loans plus accrued interest	1,041,395	––	––	1,041,395
Transfer of inventory to fixed assets	211,374	––	––	211,374
Writeoff of fully depreciated fixed assets	68,745	––	––	68,745

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

1.

Description of Operations and Development Stage Status

 Surfect Holdings, Inc., together with its subsidiary, Surfect Technologies, Inc. (“Surfect” or the “Company”) is a development stage company based in Tempe, Arizona. Surfect Technologies, Inc. was incorporated on December 26, 2000 (See 2006 Recapitalization at Note 11). The Company was formed to develop and commercialize certain intellectual property and research in connection with the use of electro deposition technologies to enable 3-D stacked die packaging innovations to increase semiconductor performance. Since inception through 2007, the Company’s activities have been substantially limited to research and development of technologies for commercialization. In November 2006, the Company concluded its first tool sale; however, as the majority of the Company’s efforts remained dedicated to establishment of vendor relationships, supply chain and market entry and no additional sales are being reported for 2007, these financials are prepared as a development stage company as defined by SFAS 7.

The consolidated statement of operations for the year ended December 31, 2006, includes the historical financial statements of Surfect Technologies, Inc. and gives effect to the September 27, 2006, recapitalization transaction described in Note 11 below. Since the date of recapitalization, all material intercompany transactions and balances have been eliminated in consolidation.

2.

Summary of Significant Accounting Policies

Concentration of Risk

Credit Concentration—Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of deposits of cash and cash equivalents in excess of FDIC limits. The Company’s deposits are placed with major financial institutions, and management believes that it is not exposed to undue credit risk for any deposits that may, from time to time, exceed the federally insured limits.

Financing Concentration—The Company remains in the development (preoperational) stage and the majority of its debt and equity financing has come from its principal investors.

Supplier Concentration—The Company is heavily reliant on outsourcing firms to manufacture its products. The Company is attempting to develop a broader base of relationships to diversify its risk concentration.

Cash and Cash Equivalents

At December 31, 2007, $765,000 of cash and cash equivalents is restricted for use until the closing of the equity funding in January 2008 (see Note 16). For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Inventories

Inventories are carried at the lower of first-in, first-out (FIFO) cost or net realizable value. The Company reviewed its inventories to identify items with cost in excess of estimated net realizable value and recorded an impairment allowance of $278,628 as cost of sales at December 31, 2007. It is reasonably possible that the Company’s estimates of net realizable values could be revised again in the near term due to technological and other changes.

Fixed Assets, Depreciation and Amortization

Fixed assets are carried at cost. Costs are reviewed regularly for idle and obsolete items. No assets are considered impaired in value at any balance sheet date reported herein.

Depreciation and amortization has been provided by the Company to reduce the net value of fixed assets over estimated useful lives. The Company uses the straight-line method for financial reporting purposes for all classes of assets. Office and computer equipment, including computer software, are depreciated and amortized over five- and three-year lives, respectively. Furniture and machinery are depreciated over seven-year lives. Leasehold improvements are amortized over the original life of the lease, plus known options to extend the lease, or the remaining life of the lease whichever is shorter.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

2.

Summary of Significant Accounting Policies (continued)

Research and Development Costs

Research and Development (R&D) expense consists of project materials, laboratory costs, consulting fees and other costs associated with product development efforts. Research and development costs are expensed as incurred. Research and development expense amounts reported include non-payroll amounts. Payroll costs of research and development are reported as payroll.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Estimated amounts could differ from actual results.

Loss per Common Share

Loss per share has been calculated in accordance with Statement of Financial Accounting Standards (SFAS) No. 128 “Earnings Per Share,” which provides for the calculation of “Basic” and “Diluted” earnings per share. Basic loss per share includes no dilution and is computed by dividing (loss) to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share excludes from the diluted loss per share calculation, common shares potentially issuable as a result of possible preferred share conversions, cumulative dividends on preferred shares, and the possible exercise of warrants and stock options, since their impact would be anti-dilutive. (See further discussion at Note 15.)

Income Taxes

Income taxes are recognized using enacted tax rates, and are composed of taxes on financial accounting income that is adjusted for the requirements of current tax law and deferred taxes. Deferred taxes are the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. The Company does not expect to have current income taxes payable or deferred tax balances not offset by valuation allowances for the foreseeable future. Accordingly, no income tax provisions have been reported.

Other Comprehensive Income

From inception through December 31, 2007, the Company had no changes in equity which constitute components of other comprehensive income.

Stock Option Plan

Option grants to employees

Prior to January 1, 2006, the Company accounted for employee options under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (“APB 25”). Accordingly, the Company recognized compensation expense only to the extent that it granted options with a discounted exercise price. Any resulting compensation expense was recognized ratably over the associated service period.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Compensation, using the modified prospective transition method and therefore has not restated prior periods’ results. Under this transition method, employee stock-based compensation expense for the year ended December 31, 2006, included compensation expense for all stock-based compensation awards granted, but not yet fully exercisable, prior to January 1, 2006. The fair value of the options granted was determined at the original grant dates in accordance with the provisions of SFAS 123(R).

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

2.

Summary of Significant Accounting Policies (continued)

Stock-based compensation expense for all employee share-based payment awards granted after December 31, 2005, are based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). The Company recognizes these compensation costs over the requisite service period of the award, which is generally the vesting term of the options associated with the underlying employment agreement, where applicable (See further discussion at Note 12.)

Option grants to non-employees

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services” (EITF 96-18), which require that such equity instruments are recorded at their fair value on the measurement date, which date is typically upon the inception of the services. (See further discussion at Note 12).

Fair Value of Financial Instruments

The fair value of the Company’s financial instruments, principally cash, payables and debt, approximates their carrying value.

Revenue Recognition

In December 1999, the staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), “Revenue Recognition in Financial Statements,” which has been subsequently updated by Staff Accounting Bulletin No. 104 (SAB 104), “Revenue Recognition.” Under this method, revenue is recognized only when the following persuasive evidence of an arrangement exists:

•

delivery has occurred or services have been rendered;

•

the seller’s price is fixed or determinable and;

•

collectibility is reasonably assured.

As of December 31, 2007, the Company has not entered into any ongoing material revenue arrangements.

The Company anticipates that:

•

any spare parts sales will be recognized upon shipment when title and risk of loss pass to the customer;

•

the Company’s product sales will generally contain formal customer acceptance provisions. Sales of products are not and will not be recognized until customer acceptance. Any deposit(s) received at the time of acceptance of order or upon delivery are and will be carried as a liability until formal customer acceptance and sign off has occurred;

•

once a formal customer acceptance has occurred, no further rights of return will exist except as provided for defective components under warranty (see Warranty Obligations below);

•

revenue related to services are recognized upon completion of performance of the service or ratably as the work is performed over the life of the related service contract.

Due to the nature of the Company’s products and services, the Company does not at this time anticipate any sales that will involve multiple elements or multiple deliverables as defined in EITF No 00-21.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

2.

Summary of Significant Accounting Policies (continued)

During November 2006, the Company sold and delivered one Rio Electroless development tool to C. Uyemura & Co., Ltd. (“Uyemura”), Japan. This tool was delivered, installed, and tested prior to acceptance in 2006 by Uyemura, which now holds title. This sale for $220,939 represents a “one of a kind” order and the transaction between the Company and Uyemura was non-refundable. At December 31, 2007, the Company completed ongoing warranty support for which a warranty reserve of $44,189 was included in 2006 cost of sales. This unused reserve amount was reversed to 2007 cost of sales when the warranty period expired.

Warranty Obligations

The Company anticipates that obligations for warranty expense will be accrued concurrently with the revenue recognized on the related equipment. As the Company has limited sales history, the Company will make provisions for its warranty obligations based upon management’s judgment. Due to the significant uncertainties and judgments involved in estimating the Company’s warranty obligations, including changing product designs and specifications, the ultimate amount incurred for warranty costs could change.

The Company’s future warranty provision will provide for general operational support and replacement of components which may fail for a period of one year from the date of acceptance of the product.

Recently Issued Accounting Pronouncements

Management has considered the impact of recently issued accounting pronouncements and is aware of no matters that will have a material prospective affect on these financial statements when they become effective.

3.

Inventories

The Company outsources all of its manufacturing services and as such generally carries finished goods inventory. At December 31, 2007, the Company’s inventory consisted of two tools and certain associated replacement parts. These tools and replacement parts have both hardware and/or programming considered by the Company to be marketable to end customers in their present form. The Company currently anticipates that these tools will be delivered during the first half of 2008 and sales will be recognized if and when customer acceptance is confirmed.

During 2007, the Company transferred its oldest production tool from finished goods inventory into fixed assets at its Tempe, AZ facility and began utilizing this tool for customer service related tasks anticipated to generate future revenue. As a result, the value of this tool, $211,374, was reclassified as a fixed asset, to be depreciated over its useful life.

4.

Intangibles

 Patents at December 31, 2007 and 2006, include capitalized costs of $40,305 and $42,590, net of accumulated amortization of $5,508 and $3,223, respectively. These balances consist of filing fees and executory costs related to acquiring a trademark and U.S. and international patents. Costs incurred to acquire trademarks and pending patents with related costs of $169,966 and $107,721, respectively, have not commenced amortization pending receipt of the related trademarks and patents. None of these costs are considered impaired at any balance sheet date reported herein.

Filing fees and executory costs associated with patent applications are capitalized at the time incurred. Upon acceptance of a patent filing, the Company amortizes the costs over the associated life of the patent. In the event of denial or in the event a capitalized patent is deemed to be without worth, the unamortized balance is expensed.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

5.

Taxes

The Company has no taxable income and no income tax liability during the periods reported.

Through June 30, 2004, the Company was an S corporation and its taxable income and losses flowed through to its shareholders. Effective July 1, 2004, as a result of venture capital investment, the Company was required to file its tax returns as a C corporation whereby the Company became responsible for paying its income tax liabilities. For the period from July 1, 2004 through December 31, 2007, the Company incurred taxable losses totaling approximately $10,839,000, which are available to offset future taxable income through 2026, subject to ownership change limitations.

6.

Related Party Transactions and Contingencies

 During the period from inception through December 31, 2005, the Company had substantial transactions with Griego Electrochemical Technologies, Inc. (GET), a company majority owned and operated by the founder and former president of Surfect. Transactions by reporting period are summarized as follows (in thousands):

	2007	2006	2005	Since Inception
Loan advances from GET	$––	$––	$––	$(91)
Loan repayments to GET	––	––	––	91
Loan advances to GET	––	––	––	230
Loan repayments from GET	––	––	––	(230)
Fixed asset purchases from GET	––	––	––	45
Receivable (payable) balance at end of each period	––	––	––	––

Cash disbursed by Surfect to GET related to operational reimbursements
Charged to:
General and administrative expenses
Rent	––	––	––	85
Utilities, insurance, etc.	––	––	1	38
Payroll and related expenses	––	––	––	210
Research and development expenses	––	––	49	142
Total expenses per period	$––	$––	$50	$475

Since 2005, the Company had no further dealings with GET. Management is not aware of any claims or contingent liabilities that apply to the Company related to GET.

7.

Debt

The Company has the following short-term debt at December 31, 2007:

	2007	2006

Bridge note, 10% per annum, interest accrued monthly, subsequently converted to equity	$50,000	$––
12% senior secured convertible note, converted to equity in January 2008	140,000
Note to insurance carrier, 8.5% interest	50,036	45,868
	$240,036	$45,868

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

7.

Debt (continued)

Bridge Financing - On June 1, 2007, the Company issued 10% senior secured convertible promissory notes due October 29, 2007 (“Bridge Notes”), to certain accredited investors in the aggregate principal amount of $1,500,000 for which the Company received net proceeds of $1,475,000 in cash. The Bridge Notes were collateralized by all of the Company’s assets and the assets of its subsidiary. On July 20, 2007 the Company issued additional Bridge Notes in the aggregate principal amount of $300,000, all of which the Company received as net proceeds. A total of 804,000 shares of the Company’s common stock was issued as an inducement to lend.

Equity Financing Used Partially to Repay Bridge Investor - On November 30, 2007, the Company accepted subscriptions in a private offering for an aggregate of (i) 21,500,000 shares of Common Stock, and (ii) five-year warrants to purchase an aggregate of 21,500,000 shares of Common Stock at an exercise price of $0.08 per share, for which the Company received gross proceeds of $860,000 and net proceeds of $767,019. The net proceeds were partially used to repay the Bridge Investor discussed in the following paragraph. The warrants may be exercised, at the option of the holder, by cash payment of the exercise price or by “cashless exercise”.

Partial Repayment of Bridge Investor - On November 30, 2007, the Company redeemed an outstanding Bridge Note in the principal amount of $755,000, in exchange for (i) a cash payment to retire $566,250 of principal, plus accrued interest on the entire loan and (ii) issue the Bridge Investor 200,000 shares of the Company’s common stock in exchange for the remaining $188,750 principal amount.

Agreement with Remaining Bridge Investors - On November 30, 2007, the Company reached an agreement in principle with the remaining Bridge Note holders (“Bridge Investors”) to recapitalize, pursuant to which all of the indebtedness owing to the Bridge Investors which matured on October 29, 2007 and were in default, would be extinguished through conversion to the Company’s common shares.

Conversion of Bridge Notes - On December 14, 2007 the Company entered into a Waiver and Investment Agreement and an Acknowledgement and Agreement to Modification of Waiver and Investment Agreement (collectively, the “Waiver”) with the Bridge Investors in the aggregate principal amount of $995,000. Pursuant to the Waiver, the Bridge Investors agreed to extinguish the Bridge Notes and to waive any and all existing or prior breaches or defaults under the Bridge Notes and any other rights, including the penalties to which the Bridge Investors were entitled in exchange for the right to convert the outstanding principal amount of the Bridge Notes, plus all accrued and unpaid interest through November 30, 2007 into (i) shares of Common Stock at a conversion price of $0.04 per share and (ii) a five-year year warrant to purchase the same number of shares of Common Stock issued upon conversion of the Bridge Notes, at an exercise price of $0.08 per share. On January 11, 2008, the remaining $50,000 Bridge Notes were converted to common shares and warrants in the same manner as the other Bridge Notes (See Note 16).

On December 6, 2007 and December 14, 2007 the Company issued short-term promissory notes (“Short-Term Notes”), in the aggregate principal amounts of $100,000 and $40,000, respectively, which notes bear interest at the rate of 12% per annum, and which outstanding principal and accrued interest, pursuant to the terms of the Short-Term Notes, automatically converted into the same securities offered in our private placement offering at a 50% discount to the offering price on January 11, 2008 (See Note 16).

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

8.

Leases

At December 31, 2007, the Company had the following capital lease obligation:

Year Ending December 31,
2008	$3,062
2009	2,296

Net minimum lease payments	5,358

Less amount representing interest	(511)
Present value of minimum lease payments	4,847

Less current maturities	(2,375)

Long-term portion of lease obligation	$2,472

The cost of equipment under capital lease is $11,691 with accumulated amortization of $7,404 at December 31, 2007

The Company had an operating lease for its Albuquerque, New Mexico facilities that expired in December 2006. The lease was being continued on a month-to-month basis until terminating the lease on September 30, 2007. The monthly rent was $3,300. Rent expense for the operating lease for the facility for 2007, 2006, and 2005 was approximately $29,700, $39,600, and $24,000, respectively.

In February, 2007, the company entered into a two year facility operating lease for a 5,250 square foot customer sales and service center located in Tempe, Arizona which later in the year was designated as the corporate headquarters. The monthly lease expense is approximately $5,400, including fees and taxes. Rent expense including required facility maintenance for 2007 was approximately $54,600. The remaining obligation on the lease through January 2009 is $78,750.

During 2007, the Company entered into a 48 month operating lease for office equipment, with monthly payments of $605 (approximately $5,000 total payments in 2007).The remaining obligation on the lease through April 2010 approximates $24,000.

9.

Employee Benefit Plan

During 2004, the Company continued a qualified voluntary Safe Harbor 401(k) Plan that covers all employees meeting certain age and length of service requirements. The Plan provides for voluntary employee contributions as well as also providing a discretionary matching contribution from the Company. The Safe Harbor contribution matches participant contributions at 100% of the first 3% and 50% of the next 2% of each participant’s compensation. Employer discretionary contributions vest on a stepped basis over six years of service. The Safe Harbor contribution vests immediately. The Company made matching contributions totaling $10,642, $14,007, and $13,160 during the years ended December 31, 2007, 2006 and 2005, respectively.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

10.

Going Concern Uncertainty

 The accompanying financial statements have been prepared assuming that Surfect will continue as a going concern. As shown in the accompanying financial statements, Surfect has incurred net losses since its inception and net losses have continued to the date of these financial statements. As described in Note 11, during 2007, Surfect received net proceeds of $767,019 from equity funding, a $1,800,000 bridge financing and $140,000 of short-term convertible notes to meet its short-term working capital needs. As discussed in Note 16, on January 11, 2008 and January 16, 2008, the Company sold additional equity securities and received gross proceeds of $1,430,000 and $395,000, respectively. However, Surfect remains in the development stage and its ability to continue as a going concern is initially dependent on its ability to raise adequate capital to fund necessary market entry activities and subsequently on sufficient inflow of operating revenue derived from sale of its products at sufficient profit margin to cover operating expenses. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Endeavoring to secure the Company’s ability to continue as a going concern, management is continuing to pursue additional working capital to fund operations until the Company has reached a point where its cash requirements can be met by the cash generated from ongoing operations. No assurances can be made that the Company will be successful in obtaining such additional working capital.

11.

Equity Transactions

(a) 2006 Recapitalization

On September 27, 2006, Surfect Technologies merged with Surfect Holdings, Inc.’s, wholly owned subsidiary, Surfect Acquisition Corp., resulting in Surfect Technologies being 100% owned by Surfect Holdings. This transaction was accounted for as a recapitalization.

Surfect Technologies has been treated as the acquirer for accounting purposes. Accordingly, the historical assets, liabilities and operations of Surfect Holdings before the recapitalization are those of Surfect Technologies, Inc. Subsequent to the recapitalization, the consolidated financial statements include the assets and liabilities of Surfect Technologies and Surfect Holdings, Inc., formerly Windy Creek Developments, Inc., and the historical operations of Surfect Technologies, Inc. and the operations of Surfect Holdings, Inc.

Immediately prior to the recapitalization, Surfect Technologies had a total of 55,871,297 shares of common stock issued and outstanding. In connection with the recapitalization, Surfect Holdings issued 8,001,666 shares of its common stock to Surfect Technologies’ stockholders who qualified as accredited investors in exchange for 55,548,618 shares of Surfect Technologies’ common stock. The remaining 322,679 shares of Surfect Technologies’ common stock held by non-accredited investors were redeemed for a purchase price of $0.043 per share.

Also in connection with the recapitalization, (i) options to purchase a total of 13,872,696 shares of Surfect Technologies’ common stock held by certain members of Surfect Technologies’ management team were converted into options to purchase 1,998,334 shares of Surfect Holdings’ common stock at the same exercise price and on the terms set forth in the original option grants and (ii) options to purchase a total of 4,069,000 shares of Surfect Technologies common stock were converted into options to purchase 586,131 shares of Surfect Holdings common stock under the 2006 Stock Option Plan at the same exercise price and on the terms set forth in the original grants.

Such issuances of common stock and options in connection with the recapitalization were made pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

11.

Equity Transactions (continued)

In connection with the recapitalization, the Company completed the closing of a private placement of its common stock on September 27, 2006, in which the Company sold an aggregate of 112 units to 37 accredited investors. Each unit consisted of 25,000 shares of Common Stock and a four-year warrant to purchase 12,500 shares of Common Stock at $2.00 per share, at a purchase price of $25,000 per unit. In addition, on September 27, 2006, concurrently with the private placement, the Company issued (i) 500,000 shares of Common Stock upon conversion of a 9% promissory note in the principal amount of $500,000, dated August 10, 2006, and (ii) a four-year warrant to purchase 250,000 shares of Common Stock at an exercise price of $2.00 to ITU Ventures, our principal stockholder. The Company also issued 400,000 shares of Common Stock to investor relations consultants as part of the transaction.

The common stock issued and the warrants issuable in the private placement are subject to registration rights whereby liquidated damages may accrue and are payable in common stock at the rate of 1% (up to a maximum of 10%) of the aggregate amount of common shares received by the investors in the private placement per one-week period if (i) a registration statement is not filed within 60 days of October 21, 2006; (ii) such registration statement is not declared effective within 180 days of October 21, 2006; and (iii) such registration statement is not kept effective for the earlier of (a) 24 months or (b) the date when all registerable securities have been sold. Notwithstanding the foregoing, upon notification by the Company of the occurrence of a potential material event (as such term is defined in the subscription agreements for the private placement) an investor’s right to offer, sell or otherwise engage in a transaction involving shares covered by the registration statement may be suspended for up to 60 days. During 2007, the Company issued 112,000 penalty shares of its common stock in satisfaction of the delayed registration.

The table below shows the effect on equity of the recapitalization transaction:

Recapitalization	Date	Shares	$	Shares	$	Additional Paid-in Capital
Equity balances of Surfect Technologies, Inc. (STI) immediately prior to recapitalization	09/01/2006	9,922,305	$304,239	29,216,235	$6,613,879	$24,766
Conversion of preferred shares to common stock	09/26/2006	45,948,992	6,613,879	(29,216,235)	(6,613,879)	––
(1) Cancellation of STI common stock	09/27/2006	(55,548,618)	(6,904,243	––	––	6,904,243
(2) Purchase and cancellation of STI non-qualified investor common shares	09/27/2006	(322,679)	(13,875	––	––	––
Conversion of Windy Creek Development Common Stock upon merger with Windy Creek-DE	09/27/2006	2,500,001	250	––	––	41,750
Issuance of common shares to STI stockholders	09/27/2006	8,001,666	800	––	––	––
Issuance of Common Stock for net proceeds of $2,950,630 cash, including conversion of a $500,000 demand note payable to a principal shareholder	09/27/2006	3,300,000	330	––	––	2,550,300
Issuance of common shares to investor relation consultants	09/27/2006	400,000	40	––	––	399,960
		14,201,667	$1,420	––	$––	$9,921,019

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

11.

Equity Transactions (continued)

An aggregate of 400,000 shares of common stock were issued under non-refundable agreements with certain consultants for investor relations services provided in connection with the recapitalization and private placement offering by the Company. These agreements provide that each of two consulting firms would receive 200,000 post recapitalization shares as a “Commencement Bonus.” The “Commencement Bonus” being defined as a nonrefundable, non-apportioned, and non-ratable retainer and not a prepayment for future services. Such “Commencement Bonus” is considered a specific incremental cost directly attributable to and within 90 days of the September private placement in accordance with SAB Topic 5A. The value of the shares issued were determined to be $1.00 per share to be consistent with the amount being paid for units in the private placement (no value was associated with the warrants; see warrant discussion below). The resulting financial transaction is recorded as $400,000 of additional proceeds offset by an equal $400,000 associated cost of closing.

The agreements further provide for cash compensation for ongoing consulting services at an aggregate rate of $8,000 per month through August 2007, subject to termination at any time without refund or further financial obligation. The continuing consulting service is recorded as period expenses as incurred.

The Company additionally issued 108,250 freestanding warrants (in addition to the warrants included in the units sold as described above) to its placement agents in the private placement. In accordance with EITF 00-19 ‘Accounting for Derivitive Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,’ these issuances have been treated as permanent equity transactions. As the exercise price of the warrants significantly exceeded the fair value of the stock on the date of issuance, the fair value of the warrants is immaterial.

(b) 2007 Equity Transactions

Equity Raise - On November 30, 2007, The Company accepted subscriptions in a private offering for an aggregate of (i) 21,500,000 shares of Common Stock, and (ii) five-year warrants to purchase an aggregate of 21,500,000 shares of Common Stock at an exercise price of $0.08 per share, for which the Company received gross proceeds of $860,000 and net proceeds of $767,019. The warrants may be exercised, at the option of the holder, by cash payment of the exercise price or by “cashless exercise”

If the holder elects the cashless exercise method of payment, the Company shall issue to the holder a number of shares of Warrant Stock determined in accordance with the following formula:

X	= Y(A - B)
A
Where:	X = the number of shares of warrant stock to be issued to the holder;

Y = the number of shares of stock with respect to which the warrant is being exercised;

A = the fair value per share of common stock on the date of exercise of the warrant; and

B = the then-current warrant price of the warrant.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

11.

Equity Transactions (continued)

Agreement with Certain Bridge Investors - On December 14, 2007 the Company entered into a Waiver and Investment Agreement and an Acknowledgement and Agreement to Modification of Waiver and Investment Agreement (collectively, the “Waiver”) with the holders of the Company’s outstanding 10% senior secured convertible notes (the “Bridge Notes”) in the aggregate principal amount of $995,000 (“Bridge Investors”). Pursuant to the Waiver, the Bridge Investors agreed to extinguish the Bridge Notes which matured on October 29, 2007 and to waive any and all existing or prior breaches or defaults under the Bridge Notes and any other rights, including the penalties to which the Bridge Investors were entitled in exchange for the right to convert the outstanding principal amount of the Bridge Notes, plus all accrued and unpaid interest through November 30, 2007 into (i) shares of the Company’s common stock par value $0.0001 per share (“Common Stock”) at a conversion price of $0.04 per share and (ii) a five-year year warrant to purchase the same number of shares of Common Stock issued upon conversion of the Bridge Notes, at an exercise price of $0.08 per share.

Pursuant to the terms of the Waiver, on December 14, 2007 the Company issued an aggregate of (i) 25,658,000 shares of Common Stock, and (ii) five-year warrants to purchase an aggregate of 26,034,875 shares of Common Stock at an exercise price of $0.08 per share (the “Warrant Shares”), to the Bridge Investors. The warrants may be exercised, at the option of the holder, by cash payment of the exercise price or by “cashless exercise”. The warrants also provide the holder with anti-dilution price protection. The Common Stock and warrants were offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In addition, pursuant to the terms of the Waiver and the Bridge Investors agreeing to convert the Bridge Notes, the Company issued an aggregate of an additional 3,349,282 shares of Common Stock to these Bridge Investors pro rata with their Bridge Note investment. These shares represent a distribution of 5,000,000 shares overall as a condition of the bridge loan conversion, 239,234 of which were distributed to the remaining bridge holder in January, 2008 and a Substitute Warrant for 1,411,483 shares which was distributed to an investor to purchase shares of the Company’s stock at $0.0001. Except for the exercise price, the Substitute Warrant has the same terms as the Bridge Investor Warrants.

Pursuant to a registration rights agreement, the Company has agreed to file a registration statement covering the resale of the Common Stock, Warrant Shares and Substitute Warrant Shares no later than January 25, 2008 (the “Filing Date”). The Company filed the required registration statement on January 25, as required.

In addition, the registration statement must be declared effective on or before 60 days from the Filing Date. If the Company does not cause the registration statement to be declared effective by the required date, then each investor in the offering will be entitled to liquidated damages, payable in cash or Common Stock, at the company’s option, equal to 1% of the aggregate purchase price paid by such investor for the securities, and an additional 1% for each month that the Company does not cause it to be declared effective. Notwithstanding the foregoing, in no event shall liquidated damages exceed 10% of the aggregate gross proceeds of the offering.

 12.

Stock Options

On December 31, 2007, the Company had two share-based compensation plans which are described below. The main plan, the 2006 Stock Plan listed below was the most recently adopted. The second plan relates to the 1,988,334 shares of Company Common Stock awarded in September, 2006 in conjunction with a recapitalization. The compensation cost that has been charged to operations for those plans was $106,741 for the fiscal year ended December 31, 2007, $57,363 for the fiscal year ended December 31, 2006, and $183,100 for the period since inception (December 26, 2000). Except as discussed in Note 13 ‘Management Exercise,’ no tax or other benefit has been recognized within the statement of operations of any period presented.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

12.

Stock Options (continued)

2006 Stock Plan and Other Options

The Company’s 2006 Stock Plan was adopted by the directors and stockholders on September 25, 2006. An aggregate of 1,500,000 shares of Common Stock have been reserved for issuance under the Plan. The purpose of the Plan is to provide an incentive to retain directors, officers, consultants and employees of the Company and its affiliates whose services are considered valuable. Under the Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-qualified stock options and restricted stock. The Plan is administered by the Company’s board of directors. Option awards are granted at an exercise price equal to the average closing price of the Company’s Common Stock for the ten trading days immediately prior to the grant; those options generally vest based upon a 1- to 3-year period of continuous service and have a 10-year term. As of December 31, 2007, no shares of Common Stock had been issued under the Plan; options to purchase 1,315,452 shares of Common Stock were outstanding and 184,548 shares of Common Stock remain available for issuance under the Plan.

In September 2006, options to purchase an aggregate of 13,872,696 shares of Surfect Technologies’ common stock held by certain of its management were converted into options to purchase an aggregate of 1,998,334 shares of the Company’s Common Stock in accordance with their terms in connection with the recapitalization. These options have terms consistent with the 2006 Stock Plan discussed above but are accounted for separately from the 2006 Stock Plan as a reserve against authorized but unissued Common Stock.

A summary of the Company’s stock options outstanding and exercisable at December 31, 2007, is presented in the table below:

	Option exercise price							Intrinsic
	$0.14	$0.22	$0.30	$0.90	$1.13	$2.27	Total	Value

Outstanding	348,452	72,000	1,180,308	525,000	345,000	25,000	2,495,760	$—

Weighted average remaining contractual life of options outstanding (in years)	7.40	9.36	8.38	9.53	9.26	8.91	8.65	––

Exercisable	272,252	—	531,188	––	––	8,333	811,773	$—

Accounting for option grants to employees

Prior to January 1, 2006, the Company accounted for employee options under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (“APB 25”). Accordingly, the Company recognized compensation expense only to the extent that it granted options with a discounted exercise price. Any resulting compensation expense was recognized ratably over the associated service period. The Company’s management determined, based upon information provided to the Board which included an analysis of (1) the market prices of stock of corporations engaged in the same or similar line of business having their stock actively traded in a free and open market, (2) the nature of the business and the history of the enterprise from its inception, (3) the economic outlook in general and the condition of the specific industry in particular, (4) the book value of the stock and the financial condition of the business, (5) and the Company’s earning and dividend-paying capacities, the fair value of the options in excess of exercise prices granted to employees that vested and remained unforfeited during 2005 and 2004 to be approximately $14,000, which was recorded as compensation expense in 2005.

Prior to July 1, 2004, the Company was unfunded, except for modest founder funding. For stock options granted from inception through June 30, 2004, management determined the fair market value to be the cash value being contributed by founders for their stock holdings. Options granted during this period resulted in no compensation expense upon vesting.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

12.

Stock Options (continued)

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), using the modified prospective transition method and therefore has not restated prior periods’ results. Under this transition method, employee stock-based compensation expense for the year ended December 31, 2006, included compensation expense for all stock-based compensation awards granted, but not yet vested, prior to January 1, 2006. The fair value of the options granted was determined at the original grant dates in accordance with the provisions of SFAS 123(R). Stock-based compensation expense for all share-based payment awards granted after December 31, 2005, is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). The Company recognizes these compensation costs over the requisite service period of the award, which is generally the vesting term of the options associated with the underlying employment agreement, where applicable.

As a result of adopting SFAS 123(R), 2007 compensation expense of $46,470 was recorded. At December 31, 2007, the unamortized value of employee stock options under SFAS 123(R) was approximately $228,433. The unamortized portion will be expensed over a weighted average period of approximately three years.

Accounting for option grants to employees

The fair value of each option award is estimated on the date of grant using the Black-Sholes option valuation model that uses the assumptions noted in the following table. Because option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed. As the Company was privately held prior to its recent recapitalization, its volatility has been based upon a study of the historical volatility of five similar high tech companies in their first five years of public trading. Limited comparable entities or indexes were available for comparison. The selected companies were semiconductor and healthcare equipment manufacturers who have become public entities during the last ten years and progressed through a startup process similar to the Company’s. Weighted average volatility for these companies for their first five years varied from 78.72% to 136.91%. Weighted average volatility was calculated using the first five years of trading history for the mean company within this representative group. As of December 31,2007, with only five quarters of actual trading history, the Company still possesses insufficient historical data to generate meaningful statistics that would yield results more relevant than the method adopted at the end of 2006. The Company will again re-evaluate this methodology at the end of the 2008 fiscal year.

The Company uses historical data to estimate option exercise and employee forfeiture within the valuation model; separate groups of employees that have similar exercise and/or termination behavior (such as management vs. non-management labor) are treated independently for valuation purposes. Although is still remained high in 2007, considering the startup mode under which the Company has functioned to date, it is believed that the forfeiture rate of management and employees will decrease from historic rates . As a result, historic forfeiture rates have been reduced by one half to estimate future behavior. The risk free rate for the periods within the contractual life of the options are based upon the U.S. Treasury yield curve at the time of the grant.

Accounting for option grants to employees

The fair value of each option grant during the years ended December 31, 2006 and 2007, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used:

For the years ended Dec 31, 2006 & 2007
Dividend yield	0%
Weighted Average volatility	100.83%
Risk-free interest rate (average)	4.61%
Expected lives	5 years

The weighted average fair value of the employee options on the respective dates of grant, using the fair value based methodology for the year ended December 31, 2007 and 2006, was $0.53 and $0.43, respectively.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

12.

Stock Options (continued)

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition method under the provisions of SFAS 123.

(All numbers in 000’s except per share data)	For the years ended Dec 31, 2005
Net loss applicable to common stockholders, as reported	$(2,497)
Net effect of difference between total stock-based employee compensation expense determined under APB 25 method for all awards, net of related tax effects	(3)
Pro-forma net loss	$(2,500)
Net loss per share applicable to common stockholders - basic and diluted:
As reported	$(0.50)
Pro forma	$(0.50)

Option grants to non-employees

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123(R) and the Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services” (EITF 96-18), which require that such equity instruments are recorded at their fair value on the measurement date, which date is typically upon the inception of the services that will be performed.

For the year ended December 31, 2007, the stock based compensation expense of $60,271 was recorded for non-employees related to the grant of non-transferable stock options to purchase 217,000 shares of the Common Stock issued in connection with ongoing consulting service arrangements begun at various dates during 2007. These awards were granted to certain consultants and involved a combination of cash compensation plus stock options that have exercise prices ranging from $0.22 to $1.13. These options generally vest over a three-year service term, expire ten years from date of grant, and contain no performance-related or market condition provisions. Because the consulting arrangements included cash compensation, the options are not valued based on the value of consulting services received, but rather valued based on the value of the option consideration itself. The option compensation has been accounted for in accordance with SFAS 123(R) and EITF 96-18.

The options are valued at their grant date fair value as determined using the Black-Scholes model and applying appropriate dividend yield, expected volatility, interest rate and expected life assumptions applicable to these non-employee options. The calculated fair value will be recorded as consulting expense ratably over the expected service term.

The fair value of each option award was estimated on the date of grant using the Black-Sholes option valuation model that uses the assumptions noted in the following table, specific to non-employees. Because option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed. As the Company was privately held prior to its recent recapitalization, its volatility has been based upon a study of the historical volatility of five similar high tech companies in their first five years of public trading. Limited comparable entities or indexes were available for comparison. The selected companies were semiconductor and healthcare equipment manufacturers who have become public entities during the last ten years and progressed through a startup process similar to the Company’s. Weighted average volatility for these companies for their first five years varied from 78.72% to 136.91%. Weighted average volatility was calculated using the first five years of trading history for the mean company within this representative group. As of December 31,2007, with only five quarters of actual trading history, the Company still possesses insufficient historical data to generate meaningful statistics that would yield results more relevant than the method adopted at the end of 2006. The Company will again re-evaluate this methodology at the end of the 2008 fiscal year.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

12.

Stock Options (continued)

Option grants to non-employees

For non-employees, the rate of non-exercise was reduced to zero, since there is no forfeiture provision assigned to these options. Although these options expire ten years from the date of grant, an expected life of approximately three years was utilized in the calculation to account for the fact that their exercise will likely occur in a more expedited fashion, with limited forfeiture.

For the years ended Dec 31, 2006 & 2007
Dividend yield	0%
Expected volatility	100.83%
Risk-free interest rate	4.61%
Expected lives	3 years

The weighted average fair value of non-employee options on the respective dates of grant, using the fair value based methodology for non-employees for the year ended December 31, 2007 and 2006, was $0.56 and $0.57 respectively. The unamortized value of non-employee stock options under SFAS 123(R) was approximately $159,528 at December 31, 2007. The unamortized portion will be expensed over a period up to three years consistent with individual consulting service agreements, to be re-evaluated quarterly.

For the year ended December 31, 2005, stock based compensation expense of approximately $5,000 (approximately $1,500 of which was earned during 2004) was recorded for non-employees related to the grant of stock options to purchase 364,000 shares of the Common Stock issued in connection with ongoing consulting services begun at various dates between July 1, 2004 and July 10, 2005. Such compensation was accounted for under the provisions of EITF 96-18.

13.

Management Exercise of Vested Stock Options

 Between November 15, 2004 and September 21, 2006, the Company issued options to purchase an aggregate of 11,403,322 shares of Common Stock of Surfect Technologies, Inc. to its executive management. The options were granted in the periods and at the amounts shown below. On September 26, 2007, the Company allowed its Executive Management to exercise their vested options and provided them a bonus to offset the exercise cash requirement. This transaction resulted in direct compensation as reflected in the table below. Additionally, the Company made associated federal and state tax deposits on behalf of its executive management of approximately $90,000.

	Number of Options Granted	Number of Options Vested and Exercised	Grant Date FMV and Original Exercise Price	Exercise Price		Stock Option Compensation at Grant Date	Compensation at Exercise/Bonus Date	Total Compensation

Nov-04	1,600,000	586,667	$0.02	$0.043	*	$––	$25,227	$25,227
Mar-06	3,550,000	1,733,333	0.02	0.043	*	2,661	71,872	74,533
Jun-06	2,480,000	998,889	0.02	0.043	*	3,814	39,138	42,952
Jul-06	620,000	229,630	0.02	0.043	*	593	9,281	9,874
Sep-06	3,153,322	1,051,107	0.04	0.043		45,199	––	45,199
Total	11,403,322	4,599,626		0.043		$52,267	$145,518	$197,785

* The exercise price of options granted prior to September 22, 2006, was amended, by mutual agreement between the Company and the employee, to the September 22, 2006, fair market value prior to management’s exercise. In accordance with the provisions of SFAS 123(R), the modifications were treated as an exchange for a new award as of September 26, 2006, and the full amount of the fair value of all vested shares were recorded as compensation expense commensurate with the exercise of 4,599,626 options to purchase common shares of Surfect Technologies, Inc. Compensation expense related to the unvested options remaining will be recognized over their requisite service periods.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

13.

Management Exercise of Vested Stock Options (continued)

Compensation expense of approximately $52,267 was recognized in relation to share-based compensation earned under the provisions of SFAS 123(R) in relation to options granted to management employees during the year ended December 31, 2006.

14.

Warrants

As of December 31, 2006, there were warrants to purchase an aggregate of 1,758,250 shares of Common Stock, at an exercise price of $2.00 per share, outstanding. The warrants expire in September, 2010.

On November 30, 2007, the Company accepted subscriptions in a private offering for an aggregate of (i) 21,500,000 shares of Common Stock, and (ii) five-year warrants to purchase an aggregate of 21,500,000 shares of Common Stock at an exercise price of $0.08 per share, for which the Company received gross proceeds of $860,000. The warrants may be exercised, at the option of the holder, by cash payment of the exercise price or by “cashless exercise”. Additionally, 1,935,000 warrants exercisable at $.04 per share were granted to a placement agent prior to year end. These warrants expire in 2013.

Pursuant to the terms of the Waiver, on December 14, 2007 the Company issued five-year warrants to purchase an aggregate of 26,034,875 shares of Common Stock at an exercise price of $0.08 per share (the “Warrant Shares”) and 1,788,333 shares of Common Stock at an exercise price of $.0001 per share, to the Bridge Investors. The warrants may be exercised, at the option of the holder, by cash payment of the exercise price or by “cashless exercise”. The warrants also provide the holder with anti-dilution price protection.

15.

Loss Per Share

The Company has incurred losses in all periods since inception.

The effect of additional common stock issuable as a result of potential preferred share conversions, cumulative dividends on preferred shares, and exercise of warrants or stock options, net of treasury share repurchases from warrant and stock option proceeds, has not been included in the diluted loss per share calculation since their impact would be anti-dilutive. Such additional potentially issuable shares totaled 55,512,218, 4,418,313, and 3,714,000, at December 31, 2007, 2006, and 2005, respectively.

16.

Subsequent Events

On January 11, 2008 and January 16, 2008, the Company accepted subscriptions from accredited investors in a private offering for an aggregate of (i) 35,750,000 and 9,875,000 shares of Common Stock, respectively, and (ii) five-year warrants to purchase an aggregate of 35,750,000 and 9,875,000 shares of Common Stock, respectively, at an exercise price of $0.08 per share, for which the Company received gross proceeds of $1,430,000 and $395,000, respectively. These funds included $765,000 received through December 31, 2007.

This equity funding also included issuing 1,530,859 of Common Stock in exchange for the remaining $50,000 of Bridge Notes outstanding which converted to 1,530,859 shares of common stock at $0.04 per share and 1,291,625 warrants to purchase shares of common stock at $0.08 per share, as well as $140,000 of Short Term Notes which were converted into 7,000,000 shares of common stock at $0.02 per share and 7,000,000 warrants to purchase shares at $0.08.

In February, 2008 the Company issued 1,440,000 shares of Common Stock to a placement agent for services provided to the Company in connection with the Company’s Bridge Loan and the obtaining of waivers from the Bridge Investors.

Surfect Holdings, Inc. and Subsidiary

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Inception (December 26, 2000) through December 31, 2007

16.

Subsequent Events (continued)

On February 19, 2008, the Company entered into an agreement to escrow $525,000 of funds from the proceeds of the financing completed in January, 2008 with the intent of dedicating these funds to investor relations efforts for worldwide markets. To that end, the Company is pursuing an engagement with an independent investor relations specialist with terms that will authorize the release of escrowed funds in the support of the Company’s investor relations efforts.

On March 22, 2008 the Board of Directors approved the Surfect Holdings, Inc. Equity Incentive Plan (the “Plan”). This Plan is intended to advance the interests of the company by enhancing the ability of the Company to attract and retain qualified employees, consultants, Officers, and directors by creating incentives and rewards for their contributions to the success of the Company. This Plan is intended to comply in all respects with Rule 16b-3 and its successor rules as promulgated under Section 16(b) of the Securities Exchange Act of 1934 for participants who are subject to Section 16 of the Exchange Act. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 58,000,000. As of March 22, 2008, options to purchase 53,151,929 shares were outstanding and 4,848,071 shares remain available for issuance under the Plan.